UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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TARRAGON CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 1, 2008

To Our Stockholders:
     We will hold our annual meeting of stockholders on Thursday, May 1, 2008 at 4:00 p.m., local New York City time, at our executive offices located at 423 West 55th Street, 12th Floor, New York, New York 10019. At the meeting, stockholders will consider and take action on the following matters:
1.	A proposal to elect seven directors;

2.	A proposal to ratify the selection of Grant Thornton LLP as independent registered public accounting firm for the fiscal year ending December 31, 2007;

3.	A proposal to adopt the Tarragon Corporation 2008 Omnibus Plan; and

4.	Any other business properly brought before the meeting.
     You must be a stockholder of record at the close of business on March 10, 2008, to vote at the annual meeting.
     It is important that your shares be represented and voted at the annual meeting. Please vote by proxy in one of these ways:
•	BY TELEPHONE: Call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions;

•	BY INTERNET: Go to http://www.proxyvote.com and follow the on-screen instructions; or

•	BY MAIL: Mark, sign, date and promptly return your proxy card in the postage-paid envelope provided.
     You are cordially invited to attend the annual meeting in person. Signing and returning the proxy card or submitting your proxy by Internet or telephone does not affect your right to vote in person if you attend the annual meeting.

Dated: March 31, 2008	By Order of the Board of Directors
/s/ Kathryn Mansfield
Kathryn Mansfield
Executive Vice President,
Secretary and General Counsel

PROPOSAL 1
AUDIT COMMITTEE
PROPOSAL 2
PROPOSAL 3
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
APPENDIX I

PROXY STATEMENT

     Our board of directors is soliciting proxies to be used at our annual meeting of stockholders, which will be held on Thursday, May 1, 2008 at 4:00 p.m., local New York City time, at our principal executive offices, located at 423 West 55th Street, 12th Floor, New York, New York 10019. This proxy statement contains important information concerning the matters to be voted on at the annual meeting. A copy of our 2007 annual report, along with this proxy statement and the accompanying proxy card, are first being mailed to our stockholders on or about March 31, 2008.
FREQUENTLY ASKED QUESTIONS
What is a proxy?
     A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. All properly executed proxies will be voted at the annual meeting in accordance with your instructions on the proxy, unless you revoke your proxy as described below.
What is a proxy statement?
     A proxy statement is a document that the rules and regulations of the Securities and Exchange Commission, or SEC, requires us to give to you when we ask you to sign a proxy card to vote your stock at the annual meeting.
When and where is the annual meeting?
     The annual meeting of stockholders will be held at our executive offices located at 423 West 55th Street, 12th Floor, New York, New York 10019, on May 1, 2008 at 4:00 p.m., New York City time.
What is the purpose of the annual meeting?
     At the annual meeting, stockholders will act upon the matters outlined in the notice of meeting, including the election of directors, ratification of the selection of our independent registered public accounting firm, and approval of the Tarragon Corporation 2008 Omnibus Plan, or the 2008 Plan. Also, management will report on our performance during the last fiscal year, and respond to questions from stockholders.

Who is entitled to vote at the annual meeting?
     You are entitled to vote on each proposal at the annual meeting and any adjournments or postponements of the meeting if you were a holder of record of our common stock as of the close of business on March 10, 2008, which our board of directors has established as the “Record Date.” As of the Record Date, there were 28,990,293 shares of common stock outstanding. You are entitled to one vote for each share of our common stock you held on the Record Date. Holders of our 10% cumulative preferred stock are not entitled to vote on any of the proposals.
What is the difference between a stockholder of record and a “street name” holder?
     If your shares of our common stock are registered in your name with American Stock Transfer & Trust Company (our stock transfer agent) then you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, and the shares are held in “street name.”
How do I vote my shares?
     By executing and returning your proxy (either by returning the proxy card or by submitting your proxy electronically by Internet or telephone), you appoint William S. Friedman, our chairman and chief executive officer, and Carl B. Weisbrod, a member of our board of directors, to represent you at the annual meeting and direct them to vote your shares in accordance with the instructions you include with your proxy appointment.
     After reviewing this proxy statement, you can vote by proxy in one of the following ways so that your shares of Tarragon common stock will be represented at the meeting:
•	BY TELEPHONE: Call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions;

•	BY INTERNET: Go to http://www.proxyvote.com and follow the on-screen instructions; or

•	BY MAIL: Mark, sign, date and promptly return your proxy card in the postage-paid envelope provided.
     Stockholders voting by telephone or Internet should have their proxy card available when they call or access the website. The Internet and telephone voting procedures are designed to authenticate your identity, allow you to give voting instructions and to confirm that your voting instructions have been recorded properly. If your shares are held in “street name” through a broker, bank or other registered holder, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder.
Will my broker vote my shares for me, if my shares are held in “street name”?
     If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. You should follow the procedures provided by your broker regarding the voting of your shares held in “street name” and be sure to provide your broker with instructions on how to vote your shares, as required.
What am I voting on?
     You will be voting on the following matters:
1.	a proposal to elect seven (7) directors to serve until our next annual meeting of stockholders;

2.	a proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2007;

3.	a proposal to adopt the 2008 Plan; and

4.	any other business properly brought before the meeting.
What are my choices when voting?
     In the election of directors, you may vote for all nominees, withhold authority for voting for all of the nominees, or withhold authority for voting for any individual nominee. With respect to the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2007, and the adoption of the 2008 Plan, you may vote for or against either or both of these proposals, or abstain from voting on either proposal.
What are the Board’s recommendations?
     The board of directors recommends a vote FOR all of the nominees for director (Proposal 1), FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm (Proposal 2), and FOR the adoption of the 2008 Plan (Proposal 3).
     As of the Record Date, our management and affiliates held 7,191,163 shares representing approximately 24.8% of our total shares outstanding. Management intends to vote all of its shares FOR the election of each of the nominees for director, FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm, and FOR the adoption of the 2008 Plan, as recommended by the board of directors.
Will any other business be conducted at the annual meeting?
     Our board of directors is not currently aware of any business to be acted upon at the annual meeting, other than as described in this proxy statement. If, however, any other matters are properly brought before the annual meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment.
What constitutes a quorum at the annual meeting?
     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Tarragon common stock entitled to vote at the annual meeting is necessary to constitute a quorum to conduct business at the annual meeting. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum.

What vote of Tarragon stockholders is required to elect directors?
     In order to be elected as a director, each nominee must receive a plurality of the votes cast at the annual meeting, meaning the seven nominees receiving the most votes will be elected. Only votes cast “For” a nominee will be counted. Broker non-votes, votes withheld from the election of any nominee for director and abstentions will be treated as shares that are present and entitled to vote for the purposes of determining the presence of a quorum, but will not be counted in the number of votes cast in favor of that nominee for director and will have no effect on the director election.
What vote of Tarragon stockholders is required to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2007?
     The affirmative vote of a majority of the votes cast is required to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2007.
What vote of Tarragon stockholders is required to adopt the 2008 Plan?
     The affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote at the annual meeting is required for the adoption of the 2008 Plan.
What happens if I do not vote in person or by proxy, if I do not provide necessary instructions to my broker to vote my shares or if I abstain from voting?
     If you do not vote in person or by proxy, do not provide necessary instructions to your broker to vote your shares or abstain from voting, it will have no effect on the outcome of any matter being voted on at the meeting, assuming that a quorum is attained.
What if I don’t specify how I want my shares voted?
     If you execute and return your proxy without indicating how you want to vote, your proxy will vote your shares FOR the election of each of the nominees for director, FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm, and FOR the adoption of the 2008 Plan, as recommended by the board of directors.
What if I want to revoke my proxy or change my vote after I have mailed my signed proxy card or voted by Internet or by telephone?
     You may revoke your proxy or change your vote at any time before its exercise at the annual meeting by either:
•	giving written notice to our corporate secretary;

•	executing and delivering a later-dated, signed proxy card or a written revocation or submitting a later-dated proxy by Internet or by telephone before the annual meeting; or

•	attending the annual meeting and voting in person.

     Your attendance at the annual meeting will not, by itself, revoke your proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change those voting instructions.
     Any written notices of revocation or other communications relating to revocation of proxies should be sent to Tarragon Corporation, 3100 Monticello Avenue, Suite 200, Dallas, Texas 75205, Attention: Corporate Secretary, and must be received before the annual meeting.
Who bears the cost of soliciting proxies?
     We will bear the cost, if any, of soliciting proxies from our stockholders. Our directors, officers and employees may, without any additional compensation, solicit proxies by mail, in person, by telephone or otherwise. Brokerage firms, fiduciaries and other custodians who forward proxy material to the beneficial owners of shares they hold of record will be reimbursed for their reasonable expenses incurred in forwarding this material.
How do I communicate with the Board of Directors?
     If you wish to communicate with our board of directors, or with any individual member or committee of our board of directors, you may send a letter to Tarragon Corporation, 3100 Monticello Avenue, Suite 200, Dallas, Texas 75205, Attention: Corporate Secretary. All written communications should clearly specify whether they are intended for our entire board of directors, a committee of our board of directors, or to one or more particular directors. All written communications will be forwarded to the appropriate director or directors. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the chairman of the audit committee.
How do I submit a stockholder proposal for consideration at the 2009 annual meeting?
     If you want to submit a stockholder proposal to be considered for inclusion in our proxy statement for our 2009 annual meeting of stockholders, your proposal must be delivered to Tarragon Corporation, 3100 Monticello, Suite 200, Dallas, Texas 75205, Attention: Corporate Secretary, no later than November 30, 2008 and otherwise comply with all requirements of the SEC for stockholder proposals. If you would like to submit a proposal at our 2009 annual meeting, other than for inclusion in our proxy statement, you must submit the proposal in writing no later than 35 days prior to the 2009 annual meeting date. Any such proposal must be in compliance with applicable law and our bylaws.

PROPOSAL 1
ELECTION OF DIRECTORS
     Seven directors will be elected at this year’s annual meeting. Each director elected at the annual meeting will serve until our next annual meeting of stockholders in 2009 or until his or her successor has been duly elected.
Director Nominees
     All of the nominees are currently members of our board of directors. Each of the nominees has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected. Your proxy will vote your shares for the election of each of the nominees unless you instruct otherwise. If any nominee is unable or unwilling to serve (an event which is not anticipated), then your proxy may vote for any substitute nominee proposed by the board of directors.
     The Board of Directors recommends that you vote FOR each of the following nominees for election as director:
     William S. Friedman (64) has served as our chief executive officer and director since April 1997. He has also served as chairman of the board of directors since December 2000, and as president from April 1997 through June 2004. He previously served as a trustee (from March 1988), chief executive officer (from December 1993), president (from December 1988), acting chief financial officer (from May 1990 to February 1991), treasurer (from August to September 1989), and acting principal financial and accounting officer (from December 1988 to August 1989) of our predecessors, Vinland Property Trust (until July 1997) and National Income Realty Trust (until November 1998). Mr. Friedman currently serves on the board of trustees of Brandeis University.
     Lance Liebman (66) has served on our board of directors since December 1998. He also served on the board of trustees of our predecessor, National Income Realty Trust, from March 1994 to November 1998. Professor Liebman is the William S. Beinecke Professor of Law at Columbia Law School and the Director of the Parker School of Foreign and Comparative Law. He also serves as Director of the American Law Institute. He was the Dean of Columbia Law School from 1991 to 1996, and he served as Assistant Professor, Professor and Associate Dean of Harvard Law School from 1970 to 1991. He has been a director of the Greater New York Insurance Co. (both mutual and stock companies) since 1991; a director of Brookfield Financial Properties, Inc. since 1996; and a director of Brookfield Asset Management since 2005. He has been an attorney at law since 1968.
     Robert P. Rothenberg (49) has served on our board of directors and as our chief operating officer since September 2000. He has been our president since June 2004. Mr. Rothenberg has been the managing member of APA Management LLC, a real estate investment and management company, since 1994. He is also a managing member of Ansonia LLC, our partner in Ansonia Apartments, L.P. Mr. Rothenberg holds a Masters of Business Administration from Harvard Business School.
     Lawrence G. Schafran (69) has served on our board of directors since December 1998. He also served on the board of trustees of our predecessor, National Income Realty Trust, from March

1995 to November 1998. Mr. Schafran is a managing director of Providence Capital, Inc. (since July 2003). He served as a director, chairman, interim CEO and co-liquidating trustee (from December 1999 to September 2003) of the Banyan Strategic Realty Trust, a NASDAQ traded equity REIT, and as a director of WorldSpace, Inc. from April 2000 to July 2005. He currently serves as a director of PubliCARD, Inc. (since 1986), SulphCo, Inc. (since December 2006), National Patent Development Corp. (since November 2006), Glasstech, Inc. (since 2007) and RemoteMDx, Inc. (since November 2006).
     Martha E. Stark (47) has served on our board of directors since December 2005. She has served as finance commissioner for the City of New York since February 2002. Ms. Stark has been an attorney at law since 1986.
     Raymond V.J. Schrag (62) has served on our board of directors since December 1998. He also served on the boards of trustees of our predecessors, Vinland Property Trust (from October 1988 to May 1995) and National Income Realty Trust (from October 1988 to November 1998). Mr. Schrag has been an attorney in private practice in New York City since 1973.
     Carl B. Weisbrod (63) has served on our board of directors since December 1998. He also served as chairman of our board of directors from December 1998 to December 2000. He was chairman of the board of trustees of our predecessor, National Income Realty Trust, from February 1994 to November 1998, and a member of the board of trustees of our predecessor, Vinland Property Trust, from February 1994 to May 1995. Mr. Weisbrod has been the president of Trinity Real Estate since July 2005. He previously served as the president of Alliance for Downtown New York, Inc. from January 1995 through July 2005. He has been a trustee of the Ford Foundation since 1996.
Independent Directors
     Pursuant to the NASDAQ Marketplace Rules, or NASDAQ rules, an “independent director” is a person other than an officer or employee of the parent or its subsidiaries or any other individual having a relationship, which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ rules specify the criteria by which the independence of our directors should be determined. The applicable standards of the NASDAQ rules and SEC rules and regulations impose additional independence requirements on members of the audit committee. An audit committee member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the company or any of its subsidiaries or be an “affiliated person” of the company or its subsidiaries.
     In accordance with applicable standards under the NASDAQ rules and the SEC rules and regulations, our board of directors undertook its annual review of the independence of its directors and considered whether there were any transactions or relationships between each director, director nominee or any member of their immediate family and Tarragon and its subsidiaries and affiliates that would interfere with their independent judgment. As a result of this most recent review, our board of directors determined that Messrs. Davis, Liebman, Schafran, Schrag and Weisbrod and Ms. Stark are “independent directors” within the meaning of the NASDAQ rules. The board of directors also determined that each of the members of our audit committee is independent within the meaning of the NASDAQ rules and SEC rules and regulations relating to audit committees, and meets the experience requirements of the NASDAQ rules and the SEC rules and regulations. In addition, the board of directors determined that Mr. Schafran and Ms. Stark qualify as “audit committee financial experts” under the NASDAQ rules and the SEC rules and regulations.
     The board considered the compensation payable to the members of the special committee and described under the caption “Director Compensation” and determined that it did not impair their independence under NASDAQ and SEC rules because it was payment for board services. The board was not aware of and did not consider any other transactions, relationships or arrangements not disclosed under the caption “Certain Relationships and Related Transactions” below.
Executive Sessions of Independent Directors
     The independent directors meet in executive session without members of management present following each regularly scheduled board of directors meeting. The independent directors have selected Mr. Weisbrod to facilitate these executive sessions.
Board Meetings and Committees
     During the fiscal year ended December 31, 2007, our board of directors met sixteen times. During the fiscal year ended December 31, 2006, the board of directors met six times. Each of our directors attended at least 75% of all meetings held by the board of directors and all meetings held by the committees of the board of directors, if any, upon which they served during the period of time that they served on the board of directors or such committees. Although Tarragon does not have a formal policy with regard to board members’ attendance at our annual meetings, all directors are encouraged to attend. At our 2006 annual meeting, five of our directors were in attendance.
     The board of directors has an audit committee, an executive compensation committee, and a corporate governance and nominating committee. Each committee consists solely of independent directors within the meaning of the NASDAQ rules and SEC rules and regulations.
Audit Committee
     The audit committee of the board of directors is composed of four independent directors and currently consists of Lawrence G. Schafran (Chairman), Raymond V.J. Schrag, Willie K. Davis and Martha E. Stark. The audit committee operates under a written charter, a copy of which is posted on our website at www.tarragoncorp.com and is also available to stockholders upon written request to our corporate secretary. The audit committee engages our independent registered public accounting firm, considers the independence of that firm, reviews with that firm the plans and results of the audit engagement, approves all audit and non-audit fees, and reviews and reassesses the committee charter on an annual basis. The audit committee met three times in 2007, and eight times during 2006. It also met twice in the first quarter 2008.
Executive Compensation Committee
     The executive compensation committee, or compensation committee, is also composed of four independent directors, and currently consists of Carl B. Weisbrod (Chairman), Lawrence G. Schafran, Raymond V. J. Schrag and Lance Liebman. The compensation committee has a written charter, a copy of which is posted on our website at www.tarragoncorp.com and is also available to stockholders upon written request to our corporate secretary. The compensation committee met four times in 2007 and four times during 2006. It also met three times in the first quarter 2008.

     The primary function of the compensation committee is to review and approve our compensation policies and practices to reflect our short and long-term strategic objectives and to adopt and administer our executive compensation programs in a manner that furthers those objectives and the interests of stockholders. The compensation committee also administers our option and incentive plans and authorizes option and other stock or cash-based grants under those plans. For more information on the role of our compensation committee, as well as the committee’s processes and procedures for the consideration and determination of executive and director compensation, see the information under the caption: “Compensation Discussion and Analysis —Compensation Committee Processes and Procedures.”
Corporate Governance and Nominating Committee
     The corporate governance and nominating committee, or governance committee, is composed of three independent directors, and currently consists of Raymond V.J. Schrag (Chairman), Lawrence G. Schafran and Willie K. Davis. The governance committee is responsible for identifying, evaluating and recommending to the board individuals qualified to serve as directors. The governance committee also oversees the board’s annual review of director independence, reviews and makes recommendations concerning appropriate corporate governance guidelines and monitors the operation and effectiveness of the corporate governance guidelines implemented by the board. The governance committee has a written charter, a copy of which is posted on our website at www.tarragoncorp.com and is also available to stockholders upon written request to our corporate secretary. The governance committee met once during 2007, and twice during 2006. It also met once in the first quarter 2008.
Communications with Directors
     Persons wishing to communicate with our board of directors, or with any individual member or committee of the board of directors, may send a letter to: Tarragon Corporation, 3100 Monticello Avenue, Suite 200, Dallas, Texas 75205, Attention: Corporate Secretary. All written communications should clearly specify whether they are intended for the entire board of directors, a committee of the board of directors or to one or more particular directors. All written communications will be forwarded to the appropriate director or directors. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the chairman of the audit committee of the board of directors.
Selection of Nominees for the Board
     Our governance committee has adopted a written policy titled “Selection of Nominees for the Board — Policy and Submission Procedures for Stockholder Recommended Director Candidates,” a copy of which is posted on our website at www.tarragoncorp.com and is also available to stockholders upon written request to our corporate secretary. In accordance with this policy, the governance committee will consider candidates for board membership suggested by governance committee members, other board members, management and our stockholders. The governance committee may also retain a third-party executive search firm to identify candidates. A stockholder who wishes to recommend a prospective nominee for the board should notify the governance committee in writing, delivered to Tarragon Corporation, 3100 Monticello, Suite 200, Dallas, TX 75205, Attention: Corporate Secretary, and include with such notice all information the stockholder deems relevant.

     Once the governance committee has identified a prospective nominee, the governance committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the governance committee with the recommendation of the prospective candidate, as well as the governance committee ‘s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination will be based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the governance committee determines, in consultation with the chairman of the board and other board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the governance committee. The governance committee will then evaluate the prospective nominee with particular respect to:
•	the ability of the prospective nominee to represent the interests of our stockholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy, and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the board; and

•	the extent to which the prospective nominee helps the board reflect the diversity of our stockholders, employees, customers, guests and communities.
     The governance committee will also consider such other relevant factors as it deems appropriate, including the current composition of the board, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees, and may interview prospective nominees in person or by telephone. After completing this evaluation and interview, the governance committee will make a recommendation to the full board as to the persons who should be nominated, and the board will determine the nominees after considering the recommendation and report of the governance committee.
     In addition to making recommendations to the governance committee, our bylaws provide that any stockholder entitled to vote at the annual meeting in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of their intention to make the nomination has been delivered personally to, or has been mailed to and received by our corporate secretary not later than 35 nor more than 60 days prior to the meeting. Written notice from a stockholder desiring to nominate a candidate for director must set forth:
•	the name and address of the stockholder who intends to make the nomination and the name of the person to be nominated;

•	the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such notice;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming those persons) pursuant to which the nomination is to be made by the stockholder;

•	such other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules; and

•	the consent of each nominee to serve as a director if so elected.
Code of Business Conduct and Ethics
     Our board of directors has adopted a Code of Business Conduct and Ethics that applies to the members of our board and all of our executive officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the law or our policies. The audit committee has adopted procedures to ensure that complaints regarding accounting, internal accounting controls or auditing matters may be submitted by employees in a confidential and anonymous manner. The Code of Business Conduct and Ethics is posted on our website at www.tarragoncorp.com and is also available to stockholders upon written request to our corporate secretary. If, in the future, we amend, modify or waive any provision of this Code of Business Conduct and Ethics, we intend to satisfy any applicable disclosure requirement by posting this information on our website.
Compensation Committee Interlocks and Insider Participation
     The compensation committee currently consists of Messrs. Liebman, Weisbrod, Schrag and Schafran, who are all independent members of our board of directors. None of the members of the compensation committee are current or former employees of Tarragon or any of our subsidiaries.
Fees Paid to Principal Accountants
     The aggregate fees billed by Grant Thornton LLP for professional services rendered during the fiscal years ended December 31, 2007 and 2006 are set forth in the following table.

Fees	2007	2006
Audit Fees	$2,099,326	$1,085,562
Audit-Related Fees	$0	$66,056
Tax Fees	$0	$14,893
All Other Fees	$0	$0
Audit Fees
     Fees for audit services included the annual audit of our financial statements and management’s assessment of the effectiveness of internal control over financial reporting, as well as the review of our quarterly reports on Form 10-Q, registration statements filed with the SEC, other SEC filings and consents.
Audit-Related Fees
     Audit-related services included accounting consultation regarding the application of accounting principles generally accepted in the United States of America to proposed transactions.

Tax Fees
     Tax services included tax compliance services, tax accounting consultation, tax advice and planning.
     The audit committee has adopted a pre-approval policy for audit and non-audit services, which describes generally the audit, audit-related, tax and other permitted services that have been pre-approved by the audit committee, as well as those services that require specific pre-approval by the audit committee. The list of pre-approved services will be reviewed and approved annually. The audit committee may delegate its pre-approval authority to either the chairperson or another member of the audit committee, provided that the services requiring pre-approval do not exceed $25,000 in value. The audit committee approved or pre-approved all of the services described above.
Report of the Audit Committee of the Board of Directors
     As the audit committee of the board of directors, we are composed of independent directors as required by the NASDAQ Marketplace Rules relating to audit committees, as well as the requirements of Rule 10A-3 under the Securities Exchange Act of 1934. We operate pursuant to a written charter adopted by the board of directors that is available on Tarragon’s website. We oversee Tarragon’s auditing, accounting and financial reporting processes and the audit of the financial statements of the company, on behalf of the board. We also have the sole authority to select, retain and terminate the company’s independent auditors.
     Management is responsible for preparing Tarragon’s financial statements and for maintaining internal controls. Grant Thornton LLP, the company’s independent registered public accounting firm, is responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles. Our job is one of oversight.
     In carrying out our oversight responsibility, we have reviewed and discussed the audited consolidated financial statements of the company for the 2007 fiscal year with management, and have discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU sec. 380) which includes, among other things, matters related to the conduct of the audit of Tarragon’s financial statements. We have received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with representatives of Grant Thornton their independence. We have also determined that Grant Thornton’s provision of non-audit services in 2006 and 2007 was compatible with, and did not impair, their independence.
     Based upon our review and the discussions described above, we recommended to the board of directors, and the board approved, the inclusion of the audited consolidated financial statements in Tarragon’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE

Raymond V.J. Schrag	Lawrence G. Schafran	Martha E. Stark	Willie K. Davis

Certain Relationships and Related Transactions
Policies and Procedures for Approval of Related Persons Transactions
     In considering transactions with related persons, our board of directors requires full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals involved in the transaction. The board then determines whether the transaction is fair to us. If the board makes this determination, the transaction must be approved by a majority of the independent directors entitled to vote on the matter. Our articles of incorporation provide that we will not, directly or indirectly, contract or engage in any transaction with any director, officer or employee or any of their affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act) unless (1) all material facts as to the relationships between or financial interests of the relevant individuals or entities in and to the contract or transaction are disclosed to or are known by our board of directors or the appropriate board committee and (2) our board of directors or the appropriate committee determines that such contract or transaction is fair to Tarragon and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of the independent directors entitled to vote on that contract or transaction. The transactions reported in the following paragraphs were all approved by our board of directors in accordance with these policies and procedures, and we believe that the terms of these transactions were at least as advantageous to Tarragon as those we could have obtained from unrelated third parties.
Transactions with Related Persons
     Ansonia Relationships
     In 1997, we formed Ansonia Apartments, L.P., a Delaware limited partnership, or Ansonia, in partnership with Ansonia L.L.C., a New York limited liability company. Richard S. Frary, a current member of our board of directors, Robert Rothenberg, our President, Chief Operating Officer and a director, and Eileen Swenson, the President of Tarragon Management, Inc., our wholly owned property management subsidiary, are members in Ansonia L.L.C., which is the limited partner of Ansonia. Our investment in Ansonia was fully recovered in 2002 from distributions to the partners of cash proceeds from property sales, mortgage refinancings, supplemental mortgages and property operations.
     In June 2006, Ansonia received $20 million in loan proceeds in connection with the financing of its real estate portfolio through GECC. We received $15,814,890 in cash distributions representing our share of the net proceeds from this transaction. Mr. Rothenberg, Mr. Frary and Ms. Swenson received cash distributions of $677,961, $333,768, and $121,051, respectively, from Ansonia in 2006. There were no cash distributions from Ansonia in 2007.
     Ansonia has a secured credit facility with General Electric Credit Corporation. This debt was cross-collateralized and cross-defaulted with a loan on a property owned solely by us in September 2007.
     We received property management fees of $2,788,569 in 2007 and $1,840,455 in 2006 from properties owned by Ansonia.

     Tarragon Calistoga Relationships
     In November 1999, we formed Tarragon Calistoga L.L.C., a Nevada limited liability company, or Calistoga, with Mr. Frary. Tarragon has an 80% managing member interest in Calistoga, and Mr. Frary holds the remaining 20% member interest. Calistoga owns (1) a 5% member interest in Calistoga Ranch Owners LLC, a California limited liability company, which owns a property development in Napa Valley, California, and (2) a 25% member interest in CR Tarragon Palm Springs L.L.C., a California limited liability company, which owns a Palm Springs, California resort development. Calistoga did not make any distributions to members in 2006 or 2007.
     Friedman Relationships
     With the approval of the independent members of our board of directors, affiliates of William S. Friedman and his wife, Lucy N. Friedman, made a $30 million unsecured revolving line of credit available to us in 2006. In March 2007, this line of credit was increased from $30 million to $40 million. In November 2007, this loan was modified to convert it from a revolving line of credit to a term loan and the term was extended to January 2009. In January 2008, Mr. Friedman sold $10 million of this loan to Robert Rothenberg, our president and chief operating officer and a member of our board of directors, for $6 million, payable $1 million in cash and the balance in a $5 million promissory note made in favor of Mr. Friedman, and the independent members of our board of directors approved the modification of the loan and the execution of two replacement notes in the amounts of $26 million to affiliates of Mr. Friedman and $10 million to Mr. Rothenberg, which we refer to collectively as the affiliate notes.
     In 2006 and 2007, interest on this loan was payable at 100 basis points over the 30-day LIBOR or the lowest rate at which credit is offered to us by an institutional lender (5.6% at December 31, 2007). The following table shows the largest aggregate principal amount of indebtedness under the loan in 2007 and 2006, the amounts outstanding at fiscal year end 2007 and 2006, and the principal and interest paid on the indebtedness in 2007 and 2006.

	2007	2006
Largest aggregate principal amount of indebtedness	$42,351,659	$30,703,145

Outstanding balance as of December 31	$36,032,861	$10,380,976

Principal paid	$29,078,658	$78,994,235

Interest paid	$2,092,677	$291,948
     In an effort to address existing covenant violations under $125 million of subordinated unsecured notes, or the subordinated notes, we entered into an agreement in March 2008 with Messrs. Friedman and Rothenberg and the note holders pursuant to which the aggregate of $36 million in affiliate notes was subordinated to the subordinated notes. In exchange for this subordination, the subordinated note holders have agreed to (1) waive our compliance with the financial covenants applicable to the subordinated notes for a two-year standstill period and (2) grant a 270-day option (or the option) to

Mr. Friedman and Mr. Rothenberg to purchase the subordinated notes from the note holders at a discount.
     With the approval of the non-management members of our board, in consideration for entering into the subordination agreement and option and agreeing to assign the option to us, we issued to Beachwold Partners, L.P. (a partnership affiliated with Mr. Friedman) and Mr. Rothenberg five-year warrants to purchase 3.5 million shares of our common stock at an exercise price of $2.35, which was the closing price of our common stock on The NASDAQ Global Select Market on the date of issuance. In addition, we entered into amendments to the affiliate notes and related documents which (1) increased the annual rate of interest paid on the affiliate notes to 12.5%, (2) extended the term of the affiliate notes to the later of March 2013 and the second anniversary of the repayment in full of the subordinated unsecured notes and (3) requires mandatory prepayments, after repayment in full of the subordinated notes, out of excess cash receipts. Payments of cash interest on the affiliate notes may not exceed 5% for as long as the affiliate notes remain subject to the subordination agreement, although interest on the affiliate notes is payable in kind at any time.
     We received property and asset management fees totaling $92,000 in 2007 and $69,000 in 2006, and loan origination fees of $156,000 in 2006 from real estate partnerships controlled by Mr. Friedman.
     Rohdie Relationships
     In February 2000, we entered into an agreement to acquire the interests of Robert C. Rohdie and his affiliates in ten apartment communities. Mr. Rohdie, our partner in the development of these projects, contributed his equity interests to Tarragon Development Company, LLC, or TDC, in exchange for a preferred interest in TDC of $10 million. Mr. Rohdie served as the president and chief executive officer of Tarragon Development Corporation, our wholly owned subsidiary, from February 2000 through March 31, 2007, and as a member of our board of directors from February 2000 through August 14, 2007.
     Mr. Rohdie’s preferred interest in TDC earned a guaranteed return until September 30, 2006, when he converted his preferred interest into 668,096 shares of our common stock and 616,667 shares of our 10% cumulative preferred stock in accordance with the terms of the operating agreement of TDC. Mr. Rohdie received distributions of $770,366 in 2006 in payment of his guaranteed return.
     In October 2007, we sold Kennesaw Farms, a rental property under development in Gallatin, Tennessee, to an affiliate of Mr. Rohdie for $4.3 million and the assumption of a $1.2 million construction loan. Our board determined that it was in the best interest of Tarragon to accept an offer from Mr. Rohdie rather than pursue an offer of $6.2 million from an unrelated third party purchaser because a sale to Mr. Rohdie was more likely to close and could be closed more expeditiously, since Mr. Rohdie had agreed to waive due diligence and the lender was amenable to Mr. Rohdie’s assumption of the construction loan. We also paid Mr. Rohdie fees of $54,000 for consulting services he provided to us in the second quarter of 2007, while still a member of our board of directors.
     We believe that the foregoing transactions were at least as advantageous to us and on at least as favorable terms as we could have obtained from unrelated third parties.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     Our audit committee has selected the firm of Grant Thornton LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2007 and to conduct quarterly reviews through September 30, 2008. Although SEC regulations and NASDAQ listing requirements mandate that our independent registered public accounting firm be engaged, retained and supervised by the audit committee, the board of directors has directed that the audit committee’s selection be submitted for ratification by the stockholders at the annual meeting, in order to give stockholders an opportunity to provide input to the audit committee and the board on this key corporate governance issue. The affirmative vote of a majority of eligible shares present at the annual meeting, in person or by proxy, and voting on the matter will be considered ratification of the audit committee’s selection of Grant Thornton LLP. In the event of a negative vote on ratification, the audit committee will reconsider its selection.
     Grant Thornton LLP has served as our independent auditors since 2002. Representatives of Grant Thornton LLP have been invited and are expected to attend the annual meeting and will be available to make a statement if they desire to do so, and to respond to appropriate questions from stockholders.
     The Board of Directors recommends that you vote FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm.

PROPOSAL 3
APPROVAL OF TARRAGON CORPORATION 2008 OMNIBUS PLAN
     On March 17, 2008, our board of directors approved the Tarragon Corporation 2008 Omnibus Plan, or the 2008 Plan, subject to stockholder approval at our annual meeting of stockholders. The board of directors believes that the 2008 Plan is in the best interests of the company and its stockholders because it will help us attract, retain and encourage performance by our directors, officers, key employees and consultants and will provide such persons with incentives to put forth their best efforts for our success.
     The 2008 Plan provides for the granting of options, restricted stock, restricted stock units, annual incentive awards and long-term incentive awards to employees, officers, directors and consultants, except that incentive stock options may only be granted to employees. The compensation committee will have the authority to administer the 2008 Plan, including the authority to determine recipients of awards under the plan and the terms and provisions of such awards. The 2008 Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Internal Revenue Code, or Code.
     The following is a brief summary of the 2008 Plan. This summary is qualified in its entirety by reference to the full text of the 2008 Plan, which is annexed as Appendix I to this proxy statement.
Shares Available for Issuance Under the 2008 Plan
     The maximum number of shares of our common stock available for issuance under the 2008 Plan will be three million (3,000,000). On March 17, 2008, the closing price of a share of our common stock on The NASDAQ Global Select Market was $2.14.
Eligible Participants in the 2008 Plan
     Awards may be made under the 2008 Plan to any of our employees, officers, directors or consultants.
     On February 8, 2008, the compensation committee concluded that Lawrence G. Schafran was entitled to additional equity compensation in consideration for his services as the chairman of the special committee of the board charged with oversight of management’s restructuring efforts. At that time, the compensation committee granted to Mr. Schafran 16,209 shares of restricted stock and options to purchase 134,903 shares of Tarragon common stock at the closing market price on the date of grant, under the Amended and Restated Omnibus Plan. In addition, the compensation committee concluded that, if the 2008 Plan is approved by the stockholders at the annual meeting, it will grant to Mr. Schafran at that time (1) an additional 83,793 shares of restricted stock and (2) the right to purchase 100,000 more shares of Tarragon common stock at the market price on the date of purchase and receive options to purchase up to three shares of Tarragon common stock for each share of restricted stock purchased. In the future, the compensation committee may grant to executive officers similar awards to purchase Tarragon common stock and receive options to purchase up to three shares of Tarragon common stock for each share of Tarragon common stock purchased. These awards to executive officers may be granted by the compensation committee under the 2008 Plan in the form of (1) stock options granted in connection with stock purchase rights, (2) stock options granted in connection with open market stock purchases, (3) deferred compensation in the form of stock purchase rights and stock options or (4) such other form of award as determined by the compensation committee in its discretion. However, because the participants and the types and sizes of awards to be granted under the 2008 Plan are subject to the discretion of the compensation committee, the benefits or amounts that will be received by any other participant or groups of participants if the 2008 Plan is approved are not currently determinable.
Administration
     Our board of directors will delegate to the compensation committee the authority to administer the 2008 Plan. Subject to the terms of the 2008 Plan, the compensation committee may select participants to receive awards, determine the types of awards and the terms and conditions of awards, and interpret provisions of the 2008 Plan.
Shares Reserved for Issuance Under the 2008 Plan
     The shares to be issued under the 2008 Plan will consist of authorized but unissued shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any shares, then the number of shares then available for issuance under the 2008 Plan will be increased by the amount of the shares that were covered by such award.
Options
     The 2008 Plan will permit the granting of options to purchase shares of our common stock intended to qualify as incentive stock options under the Code and stock options that do not qualify as incentive stock options. Only employees will be eligible to receive incentive stock options.
     The exercise price of each stock option may not be less than the fair market value of our common stock on the grant date. In the case of any 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the grant date. No repricing of options will be permitted under the 2008 Plan.
     The term of each stock option will be fixed by the compensation committee and may not exceed ten years from the grant date. The compensation committee will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The right to exercise options may be accelerated by the compensation committee.
     In general, an optionee may pay the exercise price of an option in cash, by tendering shares that have been held by the optionee for at least six months, or by means of a broker-assisted cashless exercise. Our executive officers or directors will not be permitted to pay the exercise price of an option by means of cashless exercise unless they have obtained express prior consent of the compensation committee and the cashless exercise is in compliance with law. Stock options granted under the 2008 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees or to comply with a qualified domestic relations order.

Performance Awards
     Participants designated by the compensation committee will be eligible to receive annual incentive awards or long-term incentive awards under the 2008 Plan, which will be paid in cash, common stock or other property in the discretion of the compensation committee, based upon the achievement of individual performance objectives pre-established by the compensation committee. No participant will be entitled to receive an annual incentive award in excess of $4 million or a long-term incentive award in excess of $6 million under the 2008 Plan. Eligibility to participate is determined exclusively by the compensation committee and will vary from year to year. Performance goals established by the compensation committee for each participant will consist of target levels of performance for the period(s) designated by the compensation committee and will be based solely upon one or more of the following measures of performance:
•	Pre-tax or after-tax income from continuing operations;

•	Sales or revenue, including from unconsolidated entities;

•	Operating profit;

•	General and administrative expenses;

•	Earnings or book value per share;

•	Net income;

•	Net asset value;

•	Stock price appreciation;

•	Return on equity, assets, capital or investment;

•	Achieving sales targets, including pricing levels and absorption rates;

•	Earnings before interest, taxes, depreciation and amortization (EBITDA);

•	Earnings before interest and taxes (EBIT);

•	Achieving a reduction in outstanding indebtedness;

•	Debt-to-equity ratios;

•	Funds from operations; and

•	Liquidity measured by availability of credit plus cash on hand.
     Performance goals may be expressed with respect to our business as a whole, a subsidiary, division or strategic business unit or one or more projects, and may be expressed in terms of absolute levels or percentages or ratios expressing relationships between two or more of the foregoing measures of performance, period-to-period changes, relative to business plans or budgets or relative to one or more other companies or one or more indices. The performance goals may differ for grants to any one grantee or to different grantees. Because amounts to be paid to participants depend on satisfaction of performance goals set by the compensation committee, the amount that will be paid in the current fiscal year or any subsequent fiscal year to individual participants, or that would have been paid in the last fiscal year, cannot be determined.
Awards to Non-Employee Directors
     Beginning on January 1, 2009, each non-employee director who is serving on our board of directors on January 1 of each fiscal year will receive an option for 2,000 shares of common stock on the first business day of the fiscal year. The compensation committee may at any time, in its discretion, increase the size of this grant on or before that date. No award will be deemed to confer upon any director any right to serve as a director for any period of time or to continue at any rate of compensation. The term of each of these options awarded to a non-employee director will be for a fixed expiration date of ten years from the grant date or the first anniversary of the date the director ceases to be a director, whichever occurs first, and will be immediately exercisable. The exercise price of each option granted to a non-employee director will be the fair market value of the shares of our common stock on the grant date.
Other Awards
     The compensation committee may also award:
•	Restricted stock, which are shares of our common stock subject to restrictions.

•	Unrestricted stock, which are shares of our common stock free of restrictions.

•	Restricted stock units, which are awards of the right to receive shares of our common stock after the expiration of a restriction period.
     The compensation committee may also grant stock options or any of these other awards instead of cash compensation, in which case the value of common stock subject to the award will be equivalent to the cash compensation that would have otherwise been received.
Effect of Certain Corporate Transactions
     Certain change-in-control transactions, such as a sale of substantially all of our assets or a merger transaction, may cause awards granted under the 2008 Plan to vest and become immediately exercisable, unless the awards are continued or substituted for in connection with the change-in-control transaction.
Adjustments for Stock Dividends and Similar Events
     The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2008 Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.
Section 162(m) of the Code
     Section 162(m) of the Code limits us to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to certain executive officers. Performance-based compensation is excluded from this limitation. The 2008 Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).
     To qualify as performance-based:
•	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

•	the performance goal under which compensation is paid must be established by a committee comprised solely of two or more directors who qualify as outside directors for the purposes of the exception;

•	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by our stockholders before payment is made; and

•	the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied, except that no certification is required in connection with stock options that have an exercise price equal to the fair market value on the grant date.
     In the case of compensation attributable to stock options, the performance goal requirement is deemed satisfied, and the certification requirement is inapplicable, if the grant or award is made by the compensation committee; the incentive plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the shares after the date of grant.
     The 2008 Plan provides that the maximum number of shares of Tarragon common stock that can be awarded under the plan to any one person during any calendar year in respect of options, stock appreciation rights or stock awards is 750,000 shares in the aggregate. In addition, we will not issue more than 2,500,000 shares of our common stock upon the exercise of incentive stock options.
Federal Income Tax Consequences of Awards Under the 2008 Plan
Incentive Stock Options
     The grant of an incentive stock option under the 2008 Plan will not be a taxable event for the grantee or the company. A grantee will not recognize taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply, and any gain realized upon a disposition of shares of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares for at least two years after the date of grant and for one year after the date of exercise, or the holding period requirement. We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.
     For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be an employee of the company or any of its subsidiaries from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the shares in an amount generally equal to the excess of the fair market value of the shares at the time the option was exercised over the option exercise price, but not in excess of the gain realized on the sale. The balance of the realized gain, if any, will be capital gain. We generally will be allowed a business expense deduction to the extent the grantee recognizes ordinary income.
Non-Qualified Options
     The grant of a non-qualified option under the 2008 Plan will not be a taxable event for the grantee or the company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares, generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised. We generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.
Restricted Stock
     A grantee who is awarded restricted stock under the 2008 Plan will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares are subject to restrictions, that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture. However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, less the purchase price, if any, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse, less the purchase price, if any, will be treated as ordinary income to the grantee and will be taxable in the year the restrictions lapse. We generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.
Restricted Stock Units
     A grantee will not recognize taxable income upon receipt of an award of restricted stock units under the 2008 Plan. In general, the grantee will recognize ordinary income in the year in which the shares subject to that unit vest and are actually issued to the grantee, in an amount equal to the fair market value of the shares on the date of issuance. We generally will be entitled to an income tax deduction in the same amount and at the same time as the grantee recognizes ordinary income.
Unrestricted Stock
     A grantee who is awarded unrestricted stock under the 2008 Plan will recognize ordinary income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. We generally will be allowed a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards
     The award of a performance or annual incentive award under the 2008 Plan will have no federal income tax consequences for the grantee or the company. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Plan Termination
     The 2008 Plan will terminate automatically ten years after its effective date, which will be the date that it is approved by stockholders. The board of directors may terminate or, subject to certain limitations, amend the 2008 Plan at any time and for any reason. Amendments are contingent upon stockholder approval to the extent required by the board of directors, applicable law or applicable listing requirements.
Vote Required
     Adoption of the 2008 Plan requires the affirmative approval of a majority of the votes cast by holders of our common stock entitled to vote at the annual meeting of stockholders.
     The Board of Directors recommends that you vote FOR the approval of the 2008 Plan.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Directors and Executive Officers
     The following table sets forth the name, age and position of each person currently serving as an executive officer or director. All of our executive officers serve at the discretion of our board of directors. No family relationships exist among any of our directors or executive officers.

Name	Title	Age
William S. Friedman	Chairman and Chief Executive Officer	64
Robert P. Rothenberg	President, Chief Operating Officer and director	49
William J. Rosato	President, Tarragon Development Corporation	43
Kathryn Mansfield	Executive Vice President, Secretary and General Counsel	47
Todd C. Minor	Executive Vice President and Treasurer	49
Erin D. Pickens	Executive Vice President and Chief Financial Officer	46
Charles D. Rubenstein	Executive Vice President and Chief Real Estate Counsel	49
Eileen A. Swenson	President, Tarragon Management, Inc.	57
William M. Thompson	Executive Vice President — Operations	48
Willie K. Davis	Director	76
Richard S. Frary	Director	60
Lance Liebman	Director	66
Lawrence G. Schafran	Director	69
Raymond V.J. Schrag	Director	62
Martha E. Stark	Director	47
Carl B. Weisbrod	Director	63
Compensation Discussion and Analysis
Policies and Objectives of Compensation Programs
     Our compensation philosophy is based on the principle that compensation should, to the extent possible, reflect the financial performance of Tarragon and the individual’s performance and contribution to our success and should provide long- and short-term employment incentives. Our policy has been to provide all employees with a total compensation package that includes a competitive salary, an incentive bonus based upon individual performance, competitive benefits and an efficient, worker-friendly workplace environment. In addition, most employees have been eligible to receive qualified incentive stock options or stock appreciation rights under our equity compensation plans, which were established to reward and motivate employees by aligning their interests with those of our stockholders and providing the employees with an opportunity to acquire a proprietary interest in Tarragon.
     Our executive compensation policies are based upon the following principles, which are intended to support our mission to maximize stockholder value:
•	Total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that depends upon our achievements and the individual’s performance goals.

•	Compensation should generally increase with position and responsibility. Total compensation is higher for individuals with greater responsibility and greater ability to influence Tarragon’s results. Likewise, as position and responsibility increase, a greater portion of the executive’s total compensation should be contingent on the achievement of performance objectives.

•	Management should focus on the long-term interests of stockholders. Accordingly, a portion of executive compensation must be long-term, at-risk pay in the form of restricted stock, stock options or stock appreciation rights. Equity-based compensation should be higher for persons with higher levels of responsibility, with a greater percentage of their compensation dependent on long-term stock appreciation.

•	We must maintain our ability to attract, retain and encourage the development of qualified, capable executives. Total compensation opportunities generally should be competitive with the opportunities offered by organizations of comparable size within the real estate industry. For the positions that are not limited to or directly comparable with the real estate industry, we must reference broader general industry information for similar-sized organizations.
     We do not utilize benchmarking to establish executive compensation levels. However, market information regarding pay practices at other companies is sometimes compiled and considered in assessing the reasonableness of compensation, and ensuring that compensation levels remain competitive in the marketplace.
     Internal pay equity is also a factor considered in establishing compensation levels for our executive officers. Although we do not have a policy regarding the ratio of total compensation of the chief executive officer to that of our other executive officers, compensation levels are reviewed and compared to ensure that appropriate equity exists.
     We seek to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Code generally disallows a tax deduction for non-qualifying compensation in excess of $1 million paid to any of our named executive officers in any fiscal year. We manage our compensation programs in light of applicable tax provisions, including section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the compensation committee reserves the right to approve compensation that does not qualify for deduction when and if it deems it to be in the best interests of Tarragon to do so.
     We have not adopted equity or other security ownership requirements for our executive officers, but strongly encourage management to align its interests with those of our stockholders. Management beneficially owns approximately 24.8% of the outstanding shares of our common stock as of March 10, 2008.
Compensation Committee Processes and Procedures
     The compensation committee operates under a written charter adopted by the board of directors. In 2007 and 2006, the committee consisted of Messrs. Weisbrod (Chairman), Schafran, Schrag and Liebman. Each compensation committee member qualifies as an independent director under the NASDAQ rules.

     The primary responsibilities of the compensation committee are to oversee our compensation policies and practices, approve the compensation of our chief executive officer and other senior executive officers, administer our option and incentive plans and authorize option and other stock- or cash-based grants under those plans. The compensation committee has met as often as necessary to perform its duties and responsibilities. It held four meetings in 2007, four meetings in 2006 and has held two meetings to date in 2008. In addition, when appropriate, the compensation committee acts by written consent; the compensation committee acted by written consent three times in 2006. The compensation committee typically meets with our chief executive officer and president, as well as the general counsel and secretary, and when appropriate, the chief financial officer. The compensation committee generally receives and reviews an agenda and related information prepared by management in advance of each meeting.
     Compensation decisions are generally made and approved in December and January of each year. Management plays a significant role in the compensation process. Supervisors at all levels conduct annual employee performance evaluations in the fourth quarter. The chief executive officer and/or the president generally conduct performance evaluations of our senior executive officers. In 2007 and 2006, the chief executive officer and president worked closely with the compensation committee to provide background information, relevant performance assessments and individual performance highlights for each of our senior executive officers, and made recommendations to the compensation committee for salary increases, annual bonuses, restricted stock grants and/or options for officers and employees based on such information. In addition, in 2006, the chief executive officer and president provided to the compensation committee a compilation of publicly available compensation information for other companies in our homebuilding peer group for the purposes of evaluating executive compensation awards for our most highly compensated executive officers. This homebuilding peer group consisted of K. Hovnanian Enterprises, Inc., WCI Communities, Inc., Meritage Homes Corporation, Toll Brothers Inc. and Lennar Corporation and is referred to in this proxy statement as the homebuilding peer group. In 2006, the compensation committee approved all of the recommendations of the chief executive officer and president, without modification.
     In 2007, we experienced significant liquidity issues caused by the sudden and rapid deterioration in the real estate credit markets and the deterioration of the homebuilding markets in which we operate. In response to these events, we began a program to sell assets in order to reduce negative cash flow, reduce debt and generate sales proceeds for working capital. The board of directors established a special committee to oversee this process. Between August 1 and December 31, 2007, we sold 15 properties, generating net proceeds of $52.1 million. At the same time, we implemented a reduction in workforce to reduce overhead. In December 2007, the compensation committee retained Watson Wyatt Worldwide as a compensation consultant, to assist the compensation committee in three tasks: (1) developing recommendations for compensation of independent board members for special services rendered to the company during the liquidity crisis; (2) establishing a frame-work for awarding 2007 year-end bonuses to executive officers; and (3) creating a retention program for executive officers for 2008 and beyond. Watson Wyatt did not prepare a report, but did provide general recommendations in consultation with management and the compensation committee.
Elements of Executive Compensation
     Our executive compensation includes three key elements: (1) base salary, (2) annual short-term incentive awards paid in cash or restricted stock and (3) long-term incentive awards in the form of stock options or stock appreciation rights payable in stock.
Base Salary
     Executive salaries are set at levels designed to allow us to attract, inspire and retain the highly qualified real estate professionals essential to our continued success. Our executive officers are generally paid salaries in line with their experience, tenure and responsibilities. Salary levels are subjectively determined by the compensation committee on an individual basis, based upon each executive’s past performance, current level of contribution and future potential, taking into account competitive market conditions for similar positions.
     In light of our financial condition at fiscal year end 2007, the compensation committee did not approve increases in base salary for the chief executive officer or president for 2008. The total increase in base salary for calendar year 2007 for our chief executive officer was 43% over 2006, based on the considerations described below. The compensation committee approved a 114% increase in 2007 base salary over 2006 for our president, in recognition of his assumption of significantly increased responsibilities related to homebuilding operations in 2006, together with the considerations described below. These increases represented the only increases in base salary for the chief executive officer and president since January 1, 2004. In establishing 2007 base salaries, the compensation committee considered, along with the president’s increased responsibilities, the executive compensation practices of the homebuilding peer group and determined that these executive officers were entitled to significant increases in base salary due to each executive officer’s unchanged base salary over the three-year period, the substantial increase in the scope, scale and complexity of our operations during that period and the strong individual contributions and efforts of each executive officer. In addition, the compensation committee evaluated performance over the preceding three-year period, rather than limiting its evaluation to 2006, and considered the impact of each individual’s contributions to our performance over that period.
     In particular, during the three-year period ending December 31, 2006, we grew to 700 employees from 365 as of December 31, 2003. This employment growth occurred primarily in the homebuilding business, as its number of active projects increased from 18 as of December 31, 2003, representing 2,257 homes, to 41 as of December 31, 2006, representing 6,335 homes. The significant growth of the homebuilding business, and the organization as a whole, added complexity to all facets of our operations, which included new software requirements, income tax considerations, new SEC reporting considerations and personnel and management issues. While the homebuilding operations were experiencing significant growth, the real estate services business commenced a capital redeployment program in March 2005 and sold many of its non-core properties. This program also required considerable time and effort on the part of our executives as the volume of transactions increased significantly. Total revenue, consolidated and unconsolidated, was $620 million for the year ended December 31, 2006 compared to $290 million for the year ending December 31, 2003.
     Increases in our other executive officers’ 2008 base salaries were generally limited to 3% unless the executive officer had been promoted or otherwise assumed additional responsibilities during the year, which was also consistent with salary increases for lower level employees for 2008. The compensation committee approved a 33% salary increase for William J. Rosato over his 2007 year-end base salary, in recognition of his promotion to president of Tarragon Development Corporation, our wholly owned development subsidiary, and his assumption of substantially expanded responsibilities for all of our construction and development activities. In addition, the compensation committee recognized that Mr. Rosato was a key component of our development team, and approved this salary increase to ensure his retention. The average increase in base salaries for our two remaining named executive officers was 3% in both 2008 and 2007.
     The following table summarizes the base salaries of each of our named executive officers for 2006, 2007 and 2008:

Executive and Principal
Position	Year	Base Salaries		Dollar Increase	% Increase
William S. Friedman	2008	$500,000		-0-	-0-
Chairman and Chief Executive	2007	$500,000		$150,000	43%
Officer	2006	$350,000	(1)

Robert P. Rothenberg	2008	$750,000		-0-	-0-
President, Tarragon	2007	$750,000		$400,000	114%
Corporation	2006	$350,000	(1)

Erin D. Pickens	2008	$236,900		$6,900	3%
Executive Vice President and	2007	$230,000		$5,000	2%
Chief Financial Officer	2006	$225,000

Charles D. Rubenstein	2008	$386,000		$11,000	3%
Executive Vice President	2007	$375,000		$15,000	4%
and Chief Real Estate Counsel	2006	$360,000

William Rosato	2008	$400,000		$150,000	60	% (2)
President, Tarragon	2007	$250,000		$50,000	25%
Development Corp., a major subsidiary.	2006	$200,000

(1)	Represents base salaries for 2004, 2005 and 2006.

(2)	Represents 2008 increase in base salary over the base salary established for Mr. Rosato in December 2006, for 2007. His salary was increased to $300,000 mid-year, in connection with his promotion to executive vice president of construction in April 2007. The increase approved at year-end 2007 for 2008 represents a 33% increase over his 2007 year-end base salary.
Annual Bonus and Restricted Stock
     Short-term incentive awards are based on each executive officer’s measure of success in attaining both individual and company goals and are designed to provide motivation for executive performance that results in improved financial results and condition over both the short and long term. Short term incentive awards are paid in cash or a combination of cash and restricted stock.
     As previously disclosed, the compensation committee retained an executive compensation consultant to advise it on 2007 year-end bonuses and 2008 retention programs for executive officers. Based on Watson Wyatt’s research and recommendations, the compensation committee generally approved annual discretionary bonuses to executive officers in the range of 50% to 80% of 2006 total bonuses, consistent with management’s 2007 annual bonus philosophy for lower level employees. These bonus awards reflected our weaker performance in 2007, while still rewarding the extra effort and hard work of the executive officer group during a difficult business period. The aggregate amount paid to our named executive officers excluding William S. Friedman, our chief executive officer, for annual bonuses in 2007 was $1,150,000, versus $1,414,500 paid to the same group in 2006, which represents an 18.7% decrease. Mr. Friedman received a $400,000 annual bonus in 2007, but declined a bonus in 2006 due to his substantial stockholdings at that time.
     The compensation committee has the discretionary authority, delegated by the board of directors, to establish annual bonus levels, including incentive compensation, for our executive officers. Annual bonuses represented 42.4% in 2007 and 91.7% in 2006 of the total base salaries paid to our named executive officers, and reflected our weaker performance in 2007 as compared to 2006. Mr. Rosato received a discretionary bonus equal to 133% of his 2007 year end base salary, Mr. Friedman received a discretionary bonus equal to 80% of his 2007 base salary and Mr. Rothenberg received discretionary bonuses equal to 66% of his 2007 base salary and 185% of his 2006 base salary, reflecting the compensation committee’s belief that the senior executive officers with the most significant impact on our financial performance should have the greatest percentage of their total compensation in performance-based pay. Mr. Rosato was not an executive officer in 2006. He was a development executive and received a 2006 bonus calculated in accordance with the Development Plan, described below, based on the profitability of the projects for which he was responsible.
     In awarding annual bonus compensation, the compensation committee considers individual performance assessments prepared by the chief executive officer and historical compensation levels. In 2007, with respect to Mr. Rosato, the compensation committee considered the substantial increase in responsibilities assumed by Mr. Rosato under very difficult circumstances. In 2006, with respect to Mr. Rothenberg, the compensation committee also considered that, despite significant individual achievement in an underperforming market, Mr. Rothenberg did not earn a bonus under our long-term incentive compensation plan in 2006 because we did not meet the performance goals set by the compensation committee. For further discussion of the 2006 performance goals established by the compensation committee for Messrs. Friedman and Rothenberg, see the information under the caption “— Long-Term Incentive Compensation — Performance-Based Compensation Awards” below. The compensation committee also considered the impact of Section 162(m) and limited the discretionary bonus to Mr. Rothenberg so that his 2006 compensation would be fully deductible for federal income tax purposes. The compensation committee awarded Mr. Rothenberg a non-deductible discretionary bonus in 2007, in recognition of his efforts, dedication and oversight of the company’s reorganization following its liquidity crisis. It awarded Mr. Friedman a discretionary 2007 bonus equal to 80% of his 2007 salary based on the compensation committee’s assessment of his performance over the prior year, and the fact that he had not taken a bonus in 2006.
     The compensation committee considered individual performance assessments of each of our other named executive officers, internal pay equity, and historical compensation levels to set the level of discretionary bonus for each of those executive officers. Their bonuses averaged 41.5% of their 2007 base salaries, compared to 54.5% of their 2006 base salaries.
     The compensation committee does not have a policy with respect to the allocation of cash and non-cash compensation. In 2007, annual bonuses were paid in cash because there were not sufficient shares available under the Amended and Restated Omnibus Plan to pay significant portions of 2007 annual bonuses in restricted stock. In 2006, annual bonuses were paid in cash or a combination of cash and restricted stock. The 2006 restricted stock awards vested 13 months from the date of grant, and were valued at the fair market value of the stock on the date of the grant, without discount. The decision in 2006 to pay up to 50% of discretionary bonuses in restricted stock was based on a review of the total mix of each executive’s compensation package, past equity awards, stated individual preferences, and the availability of restricted stock for such awards.

     Named executive officers were separately granted discretionary restricted stock awards in February 2008, which vest six months from the date of grant. These awards were made at the discretion of the compensation committee, and were intended to compensate these executives for the lower bonuses paid in 2007. The following table sets forth the actual dollar amounts of 2007 and 2006 discretionary bonuses paid to our named executive officers, the dollar amount of those bonuses paid in the form of restricted stock awards in 2006, the numbers of shares of restricted stock issued to each, and the percentages of base salary that each bonus represents. Restricted stock awards in 2006 were based on the closing stock price of our common stock on December 19, 2006, or the date the compensation committee approved the restricted stock awards, which was $11.95 per share. The closing market price of our common stock on February 4, 2008, the date the compensation committee approved the 2008 restricted stock awards, was $1.57.

			Dollar
			Amount of
		Dollar	2006 Bonus	Number of		Percentage
		Amount of	Paid in	Shares of	Total 2006	of Total
		Bonus Paid	Restricted	Restricted	Discretionary	Bonus to
Executive and Principal Position		in Cash	Stock	Stock Issued	Bonus	Base Salary
William S. Friedman
Chairman and Chief Executive	2007	$400,000	$—	16,209		80%
Officer	2006	$—	$—	-0-	$—	0%

Robert P. Rothenberg	2007	$500,000	$—	16,209		66%
President, Tarragon Corporation	2006	$530,000	$119,500	10,000	$649,500	186%

Erin D. Pickens
Executive Vice President and Chief	2007	$100,000	$—	3,890		43%
Financial Officer	2006	$85,000	$45,000	3,766	$130,000	58%

Charles D. Rubenstein
Executive Vice President	2007	$150,000	$—	4,863		40%
and Chief Real Estate Counsel	2006	$92,500	$92,500	7,741	$185,000	51%

William Rosato
President, Tarragon Development	2007	$400,000	$—	13,615		133%
Corp., a major subsidiary.	2006	$225,000	$225,000	18,828	$450,000	225%
Development Incentive Compensation Program
     In December 2004, our board of directors adopted a Development Incentive Compensation Program, or Development Plan, that established a three-tier bonus pool equal to 8% of the estimated net pre-tax profits earned or to be earned by Tarragon on all development projects, or approximately $644,000 through June 30, 2007 and $3.5 million in 2006. Senior development executives were eligible for a bonus, payable in cash or equity awards, calculated on the profitability of the specific projects under each executive’s supervision and control. In addition, all development executives, members of those executives’ development teams and divisional personnel were eligible for bonuses based on the estimated net, pre-tax profit of all development projects undertaken by the company. The Development Plan was specifically designed to maximize the profitability of each development executive’s projects by providing an opportunity for such executive to benefit directly from the success of those projects. The Development Plan was also designed to foster cooperation and team spirit among all development personnel, by allowing all personnel to share in the profitability of the development projects we undertake as a whole. In addition, the compensation committee expected the Development Plan to provide a reference point for the incentive compensation of the chief executive officer and other named executive officers, although the compensation committee retained the right to determine actual bonus and equity awards paid to them annually.
     In 2006, bonus awards to certain development executives were adjusted to account for lower than projected profitability on certain projects. However, these decisions were made on a case-by-case basis, and we do not have a general policy regarding the adjustment or recovery of an award if the performance objective on which it is based is restated or otherwise adjusted in a manner that would have significantly reduced the size of the original award.
     We suspended the Development Plan as of June 30, 2007 and do not intend to award future bonuses to our executives or development officers under this program, because the compensation committee, in consultation with management, intends to develop individually tailored performance objectives for these executives for 2008.
Long-Term Incentive Compensation
     We have also utilized long-term incentive awards in the form of stock option grants or stock appreciation rights and performance based cash compensation awards. We believe that stock options and stock appreciation rights focus executives on preserving and increasing stockholder value, while the vesting period encourages executive retention. These awards are made at the discretion of the compensation committee, and timing and number of shares of our common stock covered by the awards have generally been based on various subjective factors, primarily relating to the position and level of responsibilities of the individual executive and his or her expected future contributions, the number of options currently held by such executive and the size of awards granted to such executive officer in prior years.
     Stock Options. We have historically used incentive stock options to align the interests of management with stockholders. In February 2008, the compensation committee approved option awards for substantially all of the remaining shares available under our Amended and Restated Omnibus Plan. All of our executive officers received stock option awards for a varying number of shares, determined at the discretion of the committee, in connection with their 2007 performance reviews. These stock options generally have a grant price equal to the closing market price of our common stock on the date of grant, or $1.57 per share, vest over three years, and have a five-year term. Mr. Friedman’s options were granted at 110% of the closing market price, or $1.73 per share, in light of his substantial holdings in our common stock. The following table sets forth the number of options awarded to each of our named executive officers in February 2008.

Executive and Principal Position	Number of Options
William S. Friedman Chairman and Chief Executive Officer	134,903

Robert P. Rothenberg President, Tarragon Corporation	134,903

Erin D. Pickens Executive Vice President and Chief Financial Officer	31,460

Charles D. Rubenstein Executive Vice President and Chief Real Estate Counsel	39,325

William Rosato President, Tarragon Development Corp., a major subsidiary.	70,110
     Stock Appreciation Rights. In the past, we have also issued stock appreciation rights as long-term incentive awards. The stock appreciation rights awards are typically for a 10-year term, are immediately vested or vest within 3 years, and are issued at the closing market price of our common stock on the date of grant. They are payable only in common stock. No stock appreciation rights were granted to our executives in 2006 or 2007.
     Performance-Based Compensation Awards. In June 2006, we adopted, with the approval of our stockholders, the Tarragon Corporation 2006 Incentive Compensation Plan, or 2006 Plan, designed to comply with the performance-based compensation exemption requirements of Section 162(m) of the Code. The compensation committee established performance goals and incentives for 2006 for three of the then named executive officers, William S. Friedman, Robert Rothenberg and Robert Rohdie, in accordance with the 2006 Plan. The performance goals established by the compensation committee were either a 20%, or approximately $147.1 million, increase in homebuilding sales revenue for both consolidated and unconsolidated projects or a 20%, or approximately $9.2 million, increase in income from continuing operations, in each case measured against the same one-year period in the prior year. If either or both goals were met or exceeded, each of these executives would have been eligible for a bonus of up to 1%, or approximately $111,500, of consolidated net income as reported by Tarragon in its consolidated statements of income for 2006. Neither goal was met in 2006, due primarily to a change in market conditions for condominiums and lower than expected sales in Tarragon’s South Florida condominium conversion projects. As a result, no compensation was awarded under this plan for 2006.
     In January 2007, the compensation committee determined that Mr. Rothenberg was the only eligible participant in the 2006 Plan for 2007. Upon consideration of Tarragon’s strategic goals and plans for 2007, which included a possible spin-off of our homebuilding business, the compensation committee further determined that a quarterly measurement period was more appropriate than an annual measurement period under the circumstances. Accordingly, the compensation committee adopted a measurement period of January 1, 2007 through March 30, 2007. The performance goals established by the compensation committee for Mr. Rothenberg during that measurement period were either homebuilding sales revenue for both consolidated and unconsolidated projects as reported in homebuilding business operating statements for the first quarter of 2007 of greater than the average of the four quarters of 2006, or earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2007 of greater than the average of the four quarters of 2006. In the event either or both of these goals were met or exceeded, Mr. Rothenberg would be eligible for a cash bonus of up to $500,000. On June 6, 2007, the compensation committee determined that the first performance goal had been met, as homebuilding sales revenue for the first quarter of 2007 was $130,526,000, as compared to an average homebuilding sales revenue of $127,046,000 over each of the quarters in 2006 and, accordingly, awarded Mr. Rothenberg a $500,000 cash bonus.
     In March 2008, the compensation committee determined that Mr. Rothenberg was the only eligible participant in the 2006 Plan for 2008, and adopted an annual measurement period for his award. The performance goals adopted by the compensation committee for Mr. Rothenberg during that measurement period are stock price appreciation of 100% or more over the year-end 2007 closing stock price on the NASDAQ Global Select Market, or a reduction of general and administrative expenses as shown on our statement of operations by more than 50%, as measured by our general and administrative expenses for the fourth quarter 2008 on an annualized basis. If either or both goals are met or exceeded, Mr. Rothenberg will be eligible for a cash bonus of up to $250,000.
2008 Employee Retention Programs
     In furtherance of our goal to retain key executives in a difficult and competitive market, the compensation committee adopted a recommendation of its compensation consultant to guaranty minimum annual bonuses for key executives, including our named executive officers, for 2008 generally equal to the amount of their 2007 bonus. The compensation committee also approved employment contracts with each of our named executive officers in February 2008.
     Each employment contract with our named executive officers is for a term of three years, and provides for a stated salary, their guaranteed minimum bonus for 2008, and salary and benefits continuation for a varying number of months in the event that the employment of the named executive officer is terminated for any reason other than cause, or as a result of death or voluntary resignation without good reason. The contracts also provide for the acceleration of the vesting of any outstanding but unvested stock options, stock appreciation rights or restricted stock awards in the event of termination for any reason other than cause or voluntary resignation without good reason. For purposes of these employment contracts, good reason is defined as a decrease in the employee’s base salary or any breach of the contract by the company that is not cured within 30 days after receipt of notice from the employee. The employment contracts also include covenants not to solicit our employees for a period of one year following termination. In the following table, the amounts set forth next to their name are payable to each of the named executive officers under their employment agreements.

			Salary and
			Benefits
Executive and Principal		Guaranteed Minimum	Continuation
Position	Base Salary	Bonus for 2008	Period
William S. Friedman Chairman and Chief Executive Officer	$500,000	$400,000	36 mos.
Robert P. Rothenberg President, Tarragon Corporation	$750,000	$250,000 *	36 mos.
Erin D. Pickens Executive Vice President and Chief Financial Officer	$236,900	$100,000	12 mos.
Charles D. Rubenstein Executive Vice President and Chief Real Estate Counsel	$386,000	$150,000	12 mos.
William Rosato President, Tarragon Development Corp., a major subsidiary.	$400,000	$400,000	18 mos.

*	Mr. Rothenberg also has the opportunity to earn an additional incentive bonus of up to $250,000 based on performance goals established by the compensation committee in March 2008, under the 2006 Plan. This portion of his 2008 bonus is not guaranteed.
Severance and Change-in-Control Arrangements
     The following table quantifies the compensation that would be payable to our named executive officers in the event their employment is terminated for any reason, including disability or a change in control, other than cause, death, or voluntary resignation without good reason. The table includes only compensation not generally available to all salaried employees and assumes that the event occurred on December 31, 2007.

				Total Value of
	Salary and	Cash Severance	Total Value of	Unvested Options
	Benefits	Payable Over	Benefits Over	and Other Stock
Executive and Principal	Continuation	Continuation	Continuation	Award
Position	Period	Period (1)	Period	Acceleration (2)
William S. Friedman Chairman and Chief Executive Officer	36 mos.	$1,500,000	$36,000	$0

Robert P. Rothenberg President, Tarragon Corporation	36 mos.	$2,250,000	$36,000	$171,605

Erin D. Pickens Executive Vice President and Chief Financial Officer	12 mos.	$236,900	$12,000	$7,756

Charles D. Rubenstein Executive Vice President and Chief Real Estate Counsel	12 mos.	$386,000	$12,000	$63,069

William J. Rosato President, Tarragon Development Corp., a major subsidiary.	18 mos.	$400,000	$18,000	$48,639

(1)	2008 Guaranteed Bonuses are payable pro rata in the event of a termination prior to the end of fiscal year 2008, and therefore are not included in the calculation of amounts payable as of 12/31/07.

(2)	The total value of the acceleration of unvested options and other stock awards granted in February 2008 would be as follows: Mr. Friedman, $193,369; Mr. Rothenberg, $177,839; Ms. Pickens, $41,646; Mr. Rubenstein, $52,058; and Mr. Rosato, $100,574.
     In addition, our equity plans provide that upon a change in control, all unvested stock options and stock appreciation rights vest and become immediately exercisable and all restrictions on restricted stock awards lapse. Under our equity plans, our named executive officers are entitled to the same benefits available to our employees generally.
Compensation Committee Report
     We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Executive Compensation Committee

Lance Liebman	Lawrence G. Schafran
Raymond V.J. Schrag	Carl B. Weisbrod

Summary Compensation Table
     The following table provides information concerning the total compensation paid in 2007 and 2006 to the persons who currently serve as our principal executive officer, principal financial officer and three other most highly compensated executive officers, or our named executive officers.

					Stock	Option	Non-Equity	All Other
Name and					Awards	Awards	Incentive	Compensation
Principal Position	Year	Salary	Bonus (1)		(2)	(3)	Plan Comp.	(5)	Total
William S. Friedman	2007	$500,000	$400,000		$4,520	$2,661		$10,584	$917,765
Chairman and Chief	2006	$350,000	$—		$145,480	$32,097		$9,160	$536,737
Executive Officer

Erin D. Pickens	2007	$230,000	$100,000		$41,481	$24,620		$9,360	$405,461
Executive Vice	2006	$225,000	$85,000		$2,024	$29,288		$9,160	$350,472
President and Chief Financial Officer

Robert P. Rothenberg	2007	$750,000	$500,000		$117,076	$59,141	$500,000 (4)	$494,987 (6)	$2,421,204
President and Chief	2006	$350,000	$530,500		$228,443	$107,881		$29,805 (6)	$1,246,629
Operating Officer

William J. Rosato	2007	$248,000	$400,000		$207,381	$20,064		$9,240	$884,685
Executive Vice	2006	$200,000	$225,000	(5)	$10,119	$19,789		$9,160	$464,426
President

Charles D. Rubenstein	2007	$375,000	$150,000		$85,263	$27,505		$9,360	$647,128
Executive Vice	2006	$360,000	$92,500		$4,160	$32,364		$9,160	$498,184
President and Chief Real Estate Counsel

(1)	This column reflects discretionary cash bonuses approved by the Executive Compensation Committee.

(2)	The amounts in this column reflect the compensation expense recognized for 2006 and 2007 for financial statement reporting purposes related to stock awards granted in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-Based Payments,” or SFAS No. 123R. Compensation expense is calculated based on the grant date fair value of the stock award based on the closing sale price on the date of grant.

(3)	The amounts in this column reflect the compensation expense recognized for 2006 and 2007 financial statement reporting purposes related to stock options and stock appreciation rights granted in accordance with SFAS No. 123R. Compensation expense is calculated based on the grant date fair value of the option awards, which is calculated with the Black-Scholes option valuation model using the following range of assumptions:
•	options are assumed to be exercised in 3 to 8 years;

•	expected volatility ranges from 30.1% to 41.4%;

•	risk free rate of return ranges from 4.34% to 5.21%; and

•	forfeitures are 1.75%.

(4)	This column reflects performance-based compensation granted under the 2006 Plan and described under the caption “Long-Term Incentive Compensation — Performance-Based Compensation Awards.”

(5)	With the exception of Mr. Rothenberg, these amounts consist solely of (a) 401(k) plan-matching contributions and (b) life insurance premiums paid by Tarragon.

(6)	In 2006, other compensation for Mr. Rothenberg includes provision of an automobile, a business travel life insurance policy and use of an apartment as a second home. In 2007, other compensation includes the provision of an automobile from January through August 2007, and a business travel life insurance policy. It also includes $450,000 for the fair market value of the apartment that was deeded to Mr. Rothenberg in May 2007 pursuant to an agreement by which he deferred bonus compensation totaling $250,000 in past years as credits against the agreed upon purchase price of the apartment.
Grants of Plan-Based Awards
     With the exception of the award to Mr. Rothenberg on June 6, 2007, there were no stock options, stock appreciation rights or long-term performance-based awards granted to any of our named executive officers in 2007. The following table provides information concerning each grant of stock options, stock appreciation rights and long-term performance based awards, if any, granted during 2006 and 2007 to each of our named executive officers.

				All Other
			All Other	Option
			Stock	Awards:
		Estimated	Awards:	Number
		Possible Payouts	Number	of	Exercise	Closing	Grant Date
		Under Non-Equity	of	Securities	or Base	Market	Fair Value
		Incentive Plan	Shares	Under-	Price of	Price on	of Stock
		Awards (1)	of Stock	lying	Option	Date of	and Option
Name	Grant Date	Target	or Units	Options	Awards	Grant	Awards (3)
William S. Friedman	1/11/2006		7,331	—	$—	$20.46	$149,992
Robert P. Rothenberg	1/11/2006		—	30,000	$20.46	$20.46	$273,617
	1/11/2006		11,241	—	$—	$20.46	$230,000
	12/19/2006		10,000	—	$—	$11.95	$119,500
	6/6/2007	$500,000 (2)
Erin D. Pickens	12/19/2006		3,766	—	$—	$11.95	$45,004
Charles D. Rubenstein	1/11/2006		—	10,000	$20.46	$20.46	$91,206
	12/19/2006		7,741	—	$—	$11.95	$92,500
William J. Rosato	1/11/2006		—	5,000	$20.46	$20.46	$45,603
	12/19/2006		18,828	—	$—	$11.95	$225,000

(1)	Tarragon established performance goals for Messrs. Friedman and Rothenberg under the 2006 Plan; however, no awards were earned in 2006. Had the performance goals been met, each of these executive officers would have been eligible to receive a bonus of up to 1% of Tarragon’s consolidated net income as reported in its consolidated statements of income for 2006.

(2)	Reflects performance-based compensation granted under the 2006 Plan and described under the caption “Long-Term Incentive Compensation — Performance-Based Compensation Awards.”

(3)	The grant date fair value of the option awards was calculated with the Black-Scholes option valuation model using the following assumptions:
•	options are assumed to be exercised in eight years;

•	expected volatility is 30.1%;

•	the risk free rate of return is 4.55%; and

•	forfeitures of 1.8% are assumed.

Outstanding Equity Awards at Fiscal Year-End
     The following table provides information concerning unexercised stock options, unvested restricted stock and equity incentive plan awards, if any, for each named executive officer at 2007 fiscal year-end.

	Option Awards				Stock Awards
		Number of			Number	Market
	Number of	Securities			of Shares	Value of
	Securities	Underlying			or Units	Shares or
	Underlying	Unexercised			of Stock	Units of
	Unexercised	Options	Option	Option	That Have	Stock That
	Options	Unexercisable	Exercise	Expiration	Not	Have Not
Name	Exercisable (1)	(1)	Price (2)	Date	Vested	Vested
William S. Friedman	30,000	—	$16.33	01/20/2015	—	$—
Robert P. Rothenberg	816,750	—	$3.16	09/25/2010	—	$—
	61,875	—	$4.26	01/31/2012	10,000 (3)	$119,500
	6,000	24,000	$20.46	01/11/2016	—	$—
	30,000	—	$16.33	01/20/2015	—	$—
	204,188	—	$3.09	12/31/2010	—	$—
Erin D. Pickens	17,016	—	$3.17	12/15/2008	3,766 (3)	$45,000
	6,750	1,688	$5.42	12/31/2012	—	$—
	7,500	1,875	$8.34	12/19/2013	—	$—
	15,000	—	$9.71	12/03/2014	—	$—
	3,000	—	$16.33	01/20/2015	—	$—
Charles D. Rubenstein	51,047	—	$3.53	09/08/2008	7,741 (3)	$92,500
	17,016	—	$3.36	12/20/2010	—	$—
	11,250	2,813	$5.42	12/31/2012	—	$—
	4,500	1,125	$8.34	12/19/2013	—	$—
	5,000	—	$16.33	01/20/2015	—	$—
	2,000	8,000	$20.46	01/11/2016	—	$—
William J. Rosato	7,500	1,875	$8.19	10/20/2013	18,828 (3)	$225,000
	1,781	891	$12.11	01/03/2015	—	$—
	600	900	$20.93	02/10/2015	—	$—
	1,000	4,000	$20.46	01/11/2016	—	$—

(1)	The following table shows vesting dates and schedules for unexercised option awards for each of our named executive officers:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Vesting
	Options	Options	Commencement
Name	Exercisable	Unexercisable	Date	Vesting Schedule
William S. Friedman	30,000	—	01/20/2005	1/3 vested on grant, 1/3 per year for next 2 years
Robert P. Rothenberg	816,750	—	09/25/2000	1/3 vested on grant, 1/3 per year for next 2 years
	61,875	—	01/31/2002	20% per year over 5 years
	6,000	24,000	01/11/2006	20% per year over 5 years
	30,000	—	01/20/2005	1/3 vested on grant, 1/3 per year for next 2 years
	204,188	—	12/31/2010	1/3 vested on grant, 1/3 per year for next 2 years
Erin D. Pickens	17,016	—	12/15/1998	20% per year over 5 years
	6,750	1,688	01/01/2003	20% per year over 5 years
	7,500	1,875	12/19/2003	20% per year over 5 years
	15,000	—	12/03/2004	1/3 per year over 3 years
	3,000	—	01/20/2005	1/3 vested on grant, 1/3 per year for next 2 years
Charles D. Rubenstein	51,047	—	09/08/1998	20% per year over 5 years
	17,016	—	12/20/2000	20% per year over 5 years
	11,250	2,813	01/01/2003	20% per year over 5 years
	4,500	1,125	12/19/2003	20% per year over 5 years
	5,000	—	01/20/2005	1/3 vested on grant, 1/3 per year for next 2 years
	2,000	8,000	01/11/2006	20% per year over 5 years
William J. Rosato	7,500	1,875	10/20/2003	20% per year over 5 years
	1,781	891	01/03/2005	1/3 per year over 3 years
	600	900	02/10/2005	20% per year over 5 years
	1,000	4,000	01/11/2006	20% per year over 5 years

(2)	The exercise price for options granted through November 2005 is generally the average of the high bid price and low ask price over the five trading days prior to the date of grant. The exercise price for options granted after November 2005 and the base price for all stock appreciation rights are the closing price of our common stock on the date of grant.

(3)	Awards vested on January 18, 2008.
Options Exercised and Stock Vested
     The following table provides information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of restricted stock awards during fiscal years 2007 and 2006, for each of our named executive officers.

		Option Awards		Stock Awards
		Number of		Number of
		Shares		shares
		Acquired on	Value Realized	acquired on	Value realized
Name	Year	Exercise	on Exercise	vesting	on vesting
William S. Friedman	2007	170,157	$993,717	7,331	$83,793
	2006	—	—	—	—
Robert P. Rothenberg	2007	—	—	11,241	$128,485
	2006	—	—	—	—
Erin D. Pickens	2007	—	—	—	—
	2006	3,637	$74,995	—	—
Charles D. Rubenstein	2007	—	—	—	—
	2006	—	—	—	—
William J. Rosato	2007	—	—	—	—
	2006	—	—	—	—
Director Compensation
     In 2006 and 2007, each of our non-employee directors received regular compensation of $20,000 for his or her service on the board of directors, plus $2,000 for each standing committee of the board of directors on which he or she served, $1,000 for each standing committee that he or she chaired and reimbursement of expenses. Directors who also serve as officers do not receive any additional compensation for their services as directors.
     In March 2006, the board of directors approved an award of 500 shares of restricted Tarragon common stock to each non-employee director then serving on the board of directors, pursuant to the terms of the Amended and Restated Omnibus Plan. In addition, in December 2006, the board of directors approved a similar award of 500 shares of restricted Tarragon common stock payable to each non-employee director on the first business day of 2007, pursuant to the Amended and Restated Omnibus Plan, as part of such directors’ annual compensation for 2007. These shares were immediately vested, but cannot be sold until such time that the director ceases to serve on our board of directors.
     In December 2005, the compensation committee recommended, and the board of directors approved, a standing award of options for 2,000 shares of Tarragon common stock to each non-employee director serving on the board of directors on January 1 of each fiscal year, payable on the first business day of each fiscal year under the Amended and Restated Omnibus Plan. In January 2006, 2007 and 2008, each of our non-employee directors received options to purchase 2,000 shares of our common stock.
     In August 2007, the board of directors established a special committee to review and consider financing transactions and other strategic alternatives in light of the company’s financial condition at that time. The special committee consisted of Lawrence Schafran (Chairman), Lance Liebman and Martha Stark. The members of the special committee received compensation of $2,000 per month and the chairman of the special committee received compensation of $25,000 per month, from August 2007 through February 2008, for their services on the special committee. In addition, at the conclusion of these services, the members of the special committee received an additional fee, payable in cash, of $50,000 each, and the chairman of the special committee received an additional fee, payable in cash, of $500,000. Each of the other independent directors also received a fee, payable in cash, of $25,000 in February 2008, as compensation for their time and services in assisting and advising the special committee.
     In February 2008, the compensation committee also concluded that Mr. Schafran was entitled to additional equity compensation in consideration for his services as the chairman of the special committee. On February 8, 2008, the compensation committee granted to Mr. Schafran 16,209 shares of restricted stock and options to purchase 134,903 shares of Tarragon common stock at the closing market price on the date of grant, under the Amended and Restated Omnibus Plan. In addition, the compensation committee concluded that, if the 2008 Plan is approved by the stockholders at the annual meeting, it will grant to Mr. Schafran at that time (1) an additional 83,793 shares of restricted stock and (2) the right to purchase 100,000 more shares of Tarragon common stock at the market price on the date of purchase and receive options to purchase up to three shares of Tarragon common stock for each share of restricted stock purchased.
     The following table reflects information concerning the total compensation earned or paid to the persons who served on our board of directors in the last two completed fiscal years. Messrs. Friedman, Rothenberg and Rohdie (who retired as an officer on March 31, 2007 and resigned from the board on August 14, 2007) were employees and did not receive separate compensation for their service as directors. Mr. Frary and Mr. Davis are not standing for reelection to the board.

			Stock	Option
		Fees Earned or	Awards (2) (3)	Awards (5)
Name	Year	Paid in Cash (1)	(4)	(6) (7)	Total
Willie K. Davis	2007	$49,000	$5,820	$2,496	$57,316
	2006	$24,000	$9,440	$12,686	$46,126
Richard S. Frary	2007	$45,000	$5,820	$2,496	$53,316
	2006	$20,000	$9,440	$12,686	$42,126
Lance Liebman	2007	$82,000	$5,820	$2,496	$90,316
	2006	$22,000	$9,440	$12,686	$44,126
Lawrence G. Schafran	2007	$612,000	$5,820	$2,496	$620,316
	2006	$27,000	$9,440	$12,686	$49,126
Raymond V.J. Schrag	2007	$52,000	$5,820	$2,496	$60,316
	2006	$27,000	$9,440	$12,686	$49,126
Carl B. Weisbrod	2007	$48,000	$5,820	$2,496	$56,316
	2006	$23,000	$9,440	$12,686	$45,126
Martha E. Stark	2007	$82,000	$5,820	$2,496	$90,316
	2006	$22,000	$9,440	$12,686	$44,126

(1)	2007 compensation includes payments of $500,000 to Mr. Schafran, $50,000 each to Mr. Liebman and Ms. Stark, and $25,000 each to Messrs. Davis, Frary, Schrag and Weisbrod for special board or committee services. These fees were approved and paid in February 2008.

(2)	The amounts in this column reflect the compensation expense recognized for 2007 financial statement reporting purposes related to stock awards granted in accordance with FAS 123R. The grant date fair value of each stock award is equal to the closing sale price on the date of grant. The closing sale price on the date of grant for each stock award was $11.64.

(3)	The amounts in this column reflect the compensation expense recognized for 2006 financial statement reporting purposes related to stock awards granted in accordance with FAS 123R. The grant date fair value of each stock award is equal to the closing sale price on the date of grant. The closing sale price on the date of grant for each stock award was $18.88.

(4)	As of December 31, 2007, each director held a total of 1,000 shares of restricted stock.

(5)	The amounts in this column reflect the compensation expense recognized for 2007 financial statement reporting purposes related to stock options in accordance with FAS 123R. Compensation expense is calculated based on the grant date fair value of the stock options, which is calculated with the Black-Scholes option valuation model using the following assumptions:
•	options are assumed to be exercised in 0.5 years;

•	expected volatility is 33.80%;

•	risk free rate of return is 4.642%; and

•	forfeitures are assumed to be 1.75%.

Because each of the stock options in the table above were immediately vested, the grant date fair value is equal to the compensation expense recognized by Tarragon.

(6)	The amounts in this column reflect the compensation expense recognized for 2006 financial statement reporting purposes related to stock options in accordance with FAS 123R. Compensation expense is calculated based on the grant date fair value of the stock options, which is calculated with the Black-Scholes option valuation model using the following assumptions:
•	options are assumed to be exercised in three years;

•	expected volatility is 37.14%;

•	risk free rate of return is 4.34%; and

•	forfeitures are assumed to be 1.8%.

Because each of the stock options in the table above were immediately vested, the grant date fair value is equal to the compensation expense recognized by Tarragon.

(7)	As of December 31, 2007, the total number of outstanding options held by each director is as follows: Mr. Davis, 4,000; Mr. Frary, 7,000; Mr. Liebman, 49,686; Mr. Schafran, 2,000; Mr. Schrag, 4,000; Mr. Weisbrod, 53,685; and Ms. Stark, 4,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information concerning the holdings of each person known to us to be the beneficial owner of more than five percent of our common stock, of each director and named executive officer, and of all of our directors and executive officers as a group, as of the Rocord Date. This information was furnished to us by the respective director, officer, or stockholder.

						Tarragon 10% Cumulative
	Tarragon Common Stock					Preferred Stock
	Amount of		Nature of	Total	Approximate	Amount of	Approxima
	Beneficial		Beneficial	Beneficial	Percent of	Beneficial	te Percent
Name of Beneficial Owner	Ownership		Ownership	Ownership (1)	Class (1) (2)	Ownership	of Class
Lucy N. Friedman (3)	3,099,801		Direct	6,451,533	22.3%	1,000	#
	3,351,732	(4)(15)	Indirect
	—		Vested

William S. Friedman (3)	2,303,227	(5)(6)	Direct	6,451,533	22.3%	—	—
	4,148,306	(7)(15)	Indirect
	—		Vested

Lance Liebman	35,224	(8)	Direct	80,207	#	—	—
	—		Indirect
	44,983		Vested

Erin D. Pickens	43,389	(9)	Direct	90,780	#	—	—
	—		Indirect
	47,391		Vested

William J. Rosato	28,495	(11)	Direct	41,566	#	—	—
	—		Indirect
	13,071		Vested

Robert P. Rothenberg	75,034	(6)(15)	Direct	1,209,846	4.0%	8,333	#
	—		Indirect
	1,134,812		Vested

Charles D. Rubenstein	10,275	(10)	Direct	103,899	#	—	—
	—		Indirect
	93,624		Vested

Lawrence G. Schafran	106,713	(12)(13)	Direct	243,616	#	—	—
	—		Indirect
	136,903		Vested

Raymond V.J. Schrag	201,275	(8)	Direct	264,786	#	—	—
	57,511	(14)	Indirect
	6,000		Vested

Martha E. Stark	1,000	(8)	Direct	7,000	#	—	—
	—		Indirect
	6,000		Vested

Carl B. Weisbrod	34,966	(8)	Direct	79,949	#	—	—
	—		Indirect
	44,983		Vested

All directors and named				8,573,182	27.8%	17,666	1.4%
executive officers of Tarragon as a group (16 individuals)

#	Less than 1%.

(1)	“Vested” means the number of shares of Tarragon common stock covered by options and stock appreciation rights exercisable within 60 days of March 10, 2008.

(2)	Percentages are based upon 28,990,293 shares of Tarragon common stock and 1,302,085 shares of Tarragon 10% cumulative preferred stock outstanding at March 10, 2008.

(3)	Mr. and Mrs. Friedman’s address is 423 W. 55th Street, 12th Floor, New York, New York 10019.

(4)	Includes 2,303,227 shares of Tarragon common stock owned by Mrs. Friedman’s spouse, William S. Friedman, Tarragon’s chief executive officer and chairman of Tarragon’s board of directors, of which 1,909,859 shares are pledged in standard margin account arrangements. Also includes 1,048,505 shares of Tarragon common stock owned by Beachwold Partners, L.P., of which Mr. Friedman is the general partner and Mrs. Friedman and their four children are the limited partners.

(5)	Includes 1,909,859 shares of Tarragon common stock that are pledged in standard margin account arrangements.

(6)	Includes 16,209 shares of Tarragon restricted stock. Holders of restricted stock have sole voting power, but not investment power.

(7)	Includes 3,099,801 shares of Tarragon common stock owned by Mrs. Friedman. Also includes 1,048,505 shares of Tarragon common stock owned by Beachwold Partners, L.P.

(8)	Includes 1,000 shares of Tarragon restricted stock. Holders of restricted stock have sole voting power, but not investment power.

(9)	Includes 3,890 shares of Tarragon restricted stock. Holders of restricted stock have sole voting power, but not investment power.

(10)	Includes 4,863 shares of Tarragon restricted stock. Holders of restricted stock have sole voting power, but not investment power.

(11)	Includes 13,615 shares of Tarragon restricted stock. Holders of restricted stock have sole voting power, but not investment power.

(12)	Includes 17,209 shares of Tarragon restricted stock. Holders of restricted stock have sole voting power, but not investment power.

(13)	Includes 60,004 shares of Tarragon common stock pledged as partial collateral for a line of credit with a bank and 27,500 shares of Tarragon common stock pledged in standard margin account arrangements.

(14)	Includes 17,014 shares of Tarragon common stock owned by Mr. Schrag’s wife, Jean Schrag, and 40,497 shares of Tarragon common stock held by Mr. Schrag as trustee, in which he or his wife has a remainder interest. Mr. and Mrs. Schrag disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(15)	On March 27, 2008, we issued warrants to Beachwold Partners, L.P. and Robert Rothenberg to purchase an aggregate of 3.5 million shares of our common stock (warrants for 2,528,664 and 971,336 shares were issued to Beachwold Partners, L.P. and Rothenberg, respectively) at an exercise price of $2.35 per share, which was the closing price of our common stock on The NASDAQ Global Select Market on the date of issuance. These warrants are presently exercisable and have a term of five years. For more information on the warrants, see the discussion under the caption: “Certain Relationships and Related Transactions — Transactions with Related Persons — Friedman Relationships.” The beneficial ownership of the shares covered by the warrants is not reflected on this table.

EQUITY COMPENSATION PLAN INFORMATION
     As of December 31, 2007, our Amended and Restated Omnibus Plan, Share Option and Incentive Plan and Independent Director Share Option Plan were the only compensation plans under which our securities were authorized for issuance. Each of these plans were approved by our stockholders. The following table provides information as of December 31, 2007.

	Number of shares of		Number of shares of
	common stock to be		common stock
	issued upon exercise	Weighted-average	remaining available for
	of outstanding	exercise price of	future issuance under
	options, warrants and	outstanding options,	equity compensation
Plan Category	rights	warrants and rights	plans
Equity compensation plans approved by stockholders	2,963,197	$4.97	574,174 (1)

Equity compensation plans not approved by stockholders	—	$—	—

(1)	All of these shares are available for issuance under the Amended and Restated Omnibus Plan, as both the Share Option and Incentive Plan and the Independent Director Share Option Plan expired in November 2005.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons holding ten percent or more of our common stock file initial reports of ownership of the common stock and reports of any changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to report any failure to file by these dates during fiscal 2007 and 2006.
     To our knowledge, based solely upon the written representations of our incumbent directors, executive officers, and ten percent stockholders and copies of the reports that they have filed with the SEC, these filing requirements were satisfied during 2006 and during 2007, except that Mr. Schrag filed a Form 4 reporting a gift of stock late.

COPIES OF OUR ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT EXHIBITS AND WITHOUT CHARGE UPON WRITTEN REQUEST TO:

INVESTOR RELATIONS
Alan Oshiki
Broadgate Consultants, LLC
48 Wall Street
New York, NY 10005
(212) 232-2222

Dated: March 31, 2008	BY ORDER OF THE BOARD OF DIRECTORS

/s/ Kathryn Mansfield
Kathryn Mansfield
Executive Vice President,
Secretary and General Counsel

APPENDIX I
TARRAGON CORPORATION 2008
OMNIBUS PLAN
     SECTION 1
     Purpose of the Plan
1.1	The purpose of this Tarragon Corporation 2008 Omnibus Plan (the “Plan”) is to attract and retain the best available talent and encourage the highest level of performance by directors, officers, key employees and consultants, and to provide such persons with incentives to put forth maximum efforts for the success of Tarragon Corporation, a Nevada corporation (the “Company”), in order to serve the best interests of the Company and its stockholders.
     SECTION 2
     Definitions
2.1	As used in the Plan, the following definitions apply:
a.	“Affiliate” means an affiliate of the Company, as defined in Rule 12b-2 under the Exchange Act.

b.	“Award” means any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Incentive Award or Long-Term Incentive Award or any Other Stock-Based Award granted under the Plan.

c.	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

d.	“Board” shall mean the Board of Directors of the Company.

e.	“Cause” shall mean:
1.	the willful and continued failure by the Participant substantially to perform his or her duties and obligations to the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness);

2.	the willful engaging by the Participant in misconduct that is materially injurious to the Company;

3.	the commission by the Participant of a felony; or

4.	the commission by the Participant of a crime against the Company that is materially injurious to the Company.

For purposes of this Section 2.1(e), no act, or failure to act, on a Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company. Determination of Cause shall be made by the Committee in its sole discretion.

f.	“Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events, except as may be otherwise prescribed by the Board in an Evidence of Award made under the Plan:
1.	upon the approval by the Board (or if approval of the Board is not required as a matter of law, the stockholders of the Company) of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving entity or pursuant to which shares of Common Stock would be converted into cash, securities or other property other than a merger in which the holders of shares of Common Stock immediately prior to the merger will have the same proportionate ownership of common stock of the surviving entity immediately after the merger, (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company or (C) adoption of any plan or proposal for the liquidation or dissolution of the Company;

2.	when any “person” (as defined in Section 13(d) of the Exchange Act), other than the Company or any Subsidiary or Affiliate or employee benefit plan or trust maintained by the Company, shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 20% of the Voting Stock outstanding at the time, without the prior approval of the Board;

3.	at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the stockholders of the Company of each new Director during such two year period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such two-year period;

4.	a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company (other than a tender offer by the Company); or

5.	the occurrence of any other event or series of events, which, in the opinion of the Board, will, or is likely to, if carried out, result in a change of control of the Company.

g.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

h.	“Committee” means the committee established by the Board to administer the Plan, which at all times will consist of two or more Directors appointed by the Board, all of whom are intended (1) to meet all applicable independence requirements of the principal exchange or market on which the Common Stock is then listed or admitted for trading and (2) to qualify as Non-Employee Directors and as “outside directors” as defined in regulations adopted under Section 162(m) of the Code, as such terms may be amended from time to time; provided, however, that the failure of a member of the Committee to so qualify will not invalidate any Award granted under the Plan.

i.	“Common Stock” means the common stock, par value $0.01 per share, of the Company or any security into which shares of such common stock may be changed by reason of any transaction or event of the type referred to in Section 16 of the Plan.

j.	“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision) and, pursuant to Section 11.9 of the Plan, is designated by the Committee as a Covered Employee.

k.	“Director” shall mean a member of the Board.

l.	“Disability” shall mean:
1.	any physical or mental condition that would qualify a Participant for a disability benefit under the long-term disability plan maintained by the Company and applicable to him or her;

2.	when used in connection with the exercise of an Incentive Stock Option following termination of employment, disability within the meaning of Section 22(e)(3) of the Code; or

3.	such other condition as may be determined in the sole discretion of the Committee to constitute a Disability.
m.	“Employee” shall mean any officer or other employee of the Company or its Subsidiaries (including Directors who are otherwise employed by the Company or its Subsidiaries).

n.	“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, with approval of the Committee, need not be signed by a representative of the Company or a Participant.

o.	“Exchange Act” shall mean the Securities Exchange Act of 1934.

p.	“Fair Market Value” of the Common Stock on a given date shall be based upon either:
1.	if the Common Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the last sales price or, if unavailable, the average of the closing bid and asked prices per share of the Common Stock on such date (or, if there was no trading or quotation in the Common Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations; or

2.	if the Common Stock is not listed on a national securities exchange or quoted in an interdealer quotation system, the Company’s fair market value, as determined by the Committee in good faith based upon the best available facts and circumstances at the time.
q.	“Incentive Award” means the annual incentive bonus earned by a participant pursuant to Section 11 of the Plan.

r.	“Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision.

s.	“Issue Date” shall mean the date established by the Company on which certificates representing Restricted Stock shall be issued by the Company pursuant to the terms of Section 8.6 of the Plan.

t.	“Long-Term Incentive Award” means the incentive bonus, if any, earned by a Participant pursuant to Section 11 of the Plan.

u.	“Non-Employee Director” shall mean a Director that meets the requirements for a non-employee director, as such term is defined in Rule 16b-3.

v.	“Non-Qualified Stock Option” shall mean an Option other than an Incentive Stock Option.

w.	“Option” shall mean an option to purchase a number of shares of Common Stock granted pursuant to Section 7 or Section 12 of the Plan.

x.	“Other Stock-Based Award” means any right granted to a Participant under Section 13 of the Plan that relates to or is valued by reference to Common Stock or other Awards relating to Common Stock.

y.	“Partial Exercise” shall mean an exercise of an Award for less than the full extent permitted at the time of such exercise.

z.	“Participant” shall mean:
1.	a person who is selected by the Committee to receive an Award under the Plan and who, at the time, is an Employee or a consultant to the Company;

2.	a Director (including any Non-Employee Director); and

3.	upon the death of an individual described in (1) and (2) above, his or her successors, heirs, executors and administrators, as the case may be.
aa.	“Performance Goal” means the target level of performance for each Performance Period designated by the Committee, for the Company as a whole, for a Subsidiary, for a particular project and, where applicable, for an individual Participant, in each case as established by the Committee pursuant to Section 11 of the Plan. The Performance Goals applicable to any Incentive Award or Long-Term Incentive Award made to a Covered Employee will be based solely upon one or more of the following measures of performance:
1.	pre-tax or after-tax income from continuing operations;

2.	sales or revenue, including from unconsolidated entities;

3.	operating profit;

4.	general and administrative expenses;

5.	earnings or book value per share;

6.	net income;

7.	net asset value;

8.	stock price appreciation;

9.	return on equity, assets, capital or investment;

10.	achieving sales targets, including pricing levels and absorption rates;

11.	earnings before interest, taxes, depreciation and amortization (EBITDA);

12.	earnings before interest and taxes (EBIT);

13.	achieving a reduction in outstanding indebtedness;

14.	debt-to-equity ratios;

15.	funds from operations; and

16.	liquidity measured by availability of credit plus cash on hand.

Performance Goals may be expressed with respect to the Company as a whole, a Subsidiary or Affiliate of the Company, a division or strategic business unit of the Company, or one or more projects, and may be expressed in terms of absolute levels or percentages or ratios expressing relationships between two or more of the foregoing measures of performance, period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices. The two immediately preceding sentences are intended to comply with the exception from Section 162(m) of the Code for qualified performance-based compensation and will be construed, applied and administered accordingly.

Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles; provided, further, however, in the case of a Covered Employee, that no such adjustment will be made if the effect of such adjustment would be to cause the related compensation to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

bb.	“Plan” means this Tarragon Corporation 2008 Omnibus Plan, as amended from time to time.

cc.	“Performance Period” means, in the case of determining Incentive Awards pursuant to Section 11, either one or more completed fiscal quarters or one full fiscal year of the Company, in the discretion of the Committee, and in the case of determining Long-Term Incentive Awards pursuant to Section 11 of the Plan, a period determined by the Committee not longer than five (5) consecutive fiscal years of the Company.

dd.	“Restricted Stock” shall mean a share of Common Stock that is granted pursuant to the terms and subject to the restrictions set forth in Section 8 of the Plan.

ee.	“Restricted Stock Unit” means an award made pursuant to Section 9 or Section 12 of the Plan of the right to receive shares of Common Stock or cash at the end of a specified period.

ff.	“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 9 or Section 12 of the Plan.

gg.	“Retirement” means a Participant’s voluntary termination of employment with the Company on or after attaining such age as may from time to time be established as the normal retirement date from the Company, and before being informed by the Company that his or her employment will be terminated.

hh.	“Rule 16b-3” shall mean the Rule 16b-3 under the Exchange Act.

ii.	“Securities Act” shall mean the Securities Act of 1933.

jj.	“Stock Appreciation Right” shall mean an Award granted pursuant to the terms of Section 10 of the Plan, which confers on the Participant a right to receive, upon exercise thereof, the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the Stock Appreciation Right, payable in cash or shares of Common Stock, or a combination of such methods of payment.

kk.	“Subsidiary” means a corporation, company or other entity (1) more than 50% of whose outstanding shares or other securities (representing the right to vote for the election of directors or other managing authority) are, or (2) which does not have outstanding shares or other securities (as may be the case in a partnership, limited liability company, business trust or other legal entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company, except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company owns or controls, directly or indirectly, more than 50% of the total combined voting power represented by all classes of stock issued by such corporation.

ll.	“Vesting Date” shall mean the date established by the Committee on which Restricted Stock may vest.

mm.	“Voting Stock” means the securities of the Company entitled to vote generally in the election of directors and persons who serve similar functions.
     SECTION 3
     Types of Awards Covered
3.1	The Committee may grant Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Incentive Awards, Long-Term Incentive Awards and Other Stock-Based Awards to Participants in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan.

3.2	Each Award granted under the Plan shall be evidenced by an Evidence of Award which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable, provided that such provisions are not inconsistent with the express provisions of the Plan.

3.3	Awards granted under the Plan may, in the sole discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If any Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted at the same time as or at a different time from the grant of such other Awards.

3.4	By accepting an Award, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Evidence of Award.
     SECTION 4
     Administration
4.1	Unless the administration of the Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Plan will be administered by the Committee. The Committee shall have the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to:
a.	grant Awards;

b.	determine the persons to whom and the time or times at which Awards shall be granted;

c.	determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions, restrictions or Performance Goals relating to any Award;

d.	determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered;

e.	make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations or accounting principles;

f.	construe and interpret any provision of the Plan and any Evidence of Award, which construction and interpretation by the Committee will be final and conclusive;

g.	prescribe, amend and rescind rules and regulations relating to the Plan;

h.	determine the terms and provisions of any Evidence of Award; and

i.	make all other determinations deemed necessary or desirable for the administration of the Plan.
4.2	The Committee may, in its absolute discretion, without amendment to the Plan:
a.	accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise of such Option after termination of employment or otherwise adjust any of the terms of such Option;

b.	accelerate the Vesting Date or waive any condition imposed hereunder with respect to any Restricted Stock; and

c.	otherwise adjust any of the terms applicable to any Award; provided, however, in each case, that in the event of the occurrence of a Change in Control, the provisions of Section 16 hereof shall govern the vesting and exercise schedule of any Award granted hereunder.
4.3	No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify (to the full extent permitted under Nevada law) and hold harmless each member of the Committee and each other Director or Employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such a member, Director or Employee in bad faith and without reasonable belief that it was in the best interests of the Company.

4.4	The Committee may employ such legal counsel and consultants as it may deem necessary or desirable for the administration of the Plan and may reasonably rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant. The Committee shall keep minutes of its actions under the Plan.

4.5	The Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (a) designate employees to be recipients of Awards under the Plan; (b) determine the size of any such Awards; provided, however, that (1) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is a Director or an executive officer or any person subject to Section 162(m) of the Code; (2) the resolution providing for such authorization sets forth the number of shares of Common Stock such officer(s) may grant; and (c) the officer(s) shall report periodically to the Committee, as the case may be, regarding the nature and scope of the Awards granted pursuant to the authority delegated.
     SECTION 5
     Eligibility
5.1	Incentive Stock Options shall be granted only to Employees. All other Awards may be granted to Employees, Directors (including Non-Employee Directors) and consultants to the Company.

5.2	An Employee, Director or consultant who has been granted an Award in one year shall not necessarily be entitled to be granted Awards in subsequent years.
     SECTION 6
     Shares of Stock Subject to the Plan
6.1	Subject to adjustment as provided in Sections 6.3 and 6.4 of the Plan, the number of shares of Common Stock that may be subject to the grant or settlement of Awards under the Plan will not exceed in the aggregate 3,000,000 shares of Common Stock.

6.2	Notwithstanding anything in this Section 6, or elsewhere in the Plan to the contrary, and subject to adjustment as provided in Section 6.3 and 6.4 of the Plan:
a.	No Participant will be granted Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards under this Plan for more than 750,000 shares of Common Stock in the aggregate during any calendar year.

b.	The number of shares of Common Stock that may be issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed in the aggregate 2,500,000 shares of Common Stock.
6.3	Such shares may, in whole or in part, be authorized but unissued shares, treasury shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the holder of such Award, the shares of Common Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan.

6.4	The Committee shall make or provide for such adjustments in (a) the maximum number of shares of Common Stock specified in Sections 6.1 and 6.2, (b) the number of shares of Common Stock covered by outstanding Awards granted under the Plan, (c) the exercise price per share or grant price applicable to any Option and Stock Appreciation Rights, and (d) the number and kind of shares or other property covered by any such Awards

(including shares of another issuer), as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (1) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (2) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities involving the Company, or (3) any other corporate transaction or event having an effect similar to any of the foregoing. However, such adjustments shall be made automatically, without the necessity of action by the Committee, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of Common Stock. In the event of any such transaction or event, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards such alternative consideration as it, in good faith, may determine to be equitable under the circumstances and may require in connection with such substitution the surrender of all Awards so replaced. Moreover, the Committee may on or after the date of grant of any Award provide in the Evidence of Award that the holder of the Award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent award.
     SECTION 7
     Stock Options
7.1	The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale to Participants of Options to purchase shares of Common Stock. Except as otherwise set forth in the Plan, each such grant will be subject to the all of the requirements contained in this Section 7.

7.2	Each Option shall be clearly identified in the applicable Evidence of Award as either an Incentive Stock Option or a Non-Qualified Stock Option.

7.3	Each Evidence of Award with respect to an Option shall set forth the exercise price per share of Common Stock payable by the Participant to the Company upon exercise of the Option. The exercise price per share of Common Stock shall be the Fair Market Value of a share of Common Stock on the date the Option is granted.

7.4	Term and Exercise of Options
a.	Unless the applicable Evidence of Award provides otherwise, an Option shall become cumulatively exercisable as to 20% of the shares of Common Stock covered thereby on each of the first, second, third, fourth and fifth anniversaries of the date of grant. The Committee shall determine the expiration date of each Option; provided, however, that no Option shall be exercisable more than 10 years after the date of grant. Unless the applicable Evidence of Award provides otherwise and except in the event of a Change in Control, no Option shall be exercisable prior to the first anniversary of the date of grant.

b.	An Option may be exercised for all or any portion of the Common Stock as to which it is exercisable, provided that no Partial Exercise of an Option shall be for less than 100 shares of Common Stock. The Partial Exercise of an Option shall not cause the expiration, termination or cancellation of the remaining unexercised portion thereof.

c.	An Option shall be exercised by delivering notice and appropriate payment to the Company, directed to the attention of its Secretary. Such notice shall be accompanied by a copy of the applicable Evidence of Award, shall specify the number of shares of Common Stock with respect to which the Option is being exercised and shall be signed by the Participant or other person then having the right to exercise the Option; provided, however, that any notice delivered regarding the exercise of an Option by someone other than the Participant must be accompanied by evidence sufficient to demonstrate that the exercising party is the legal holder of the Option and the transfer of the Option was accomplished in accordance with the Plan and the Evidence of Award applicable to the Option.

d.	Payment for Common Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means:
1.	in cash or by personal check, certified check, bank cashier’s check or wire transfer;

2.	subject to the approval of the Committee, in Common Stock owned by the Participant for at least six months prior to the date of exercise and having an aggregate Fair Market Value on the business day immediately preceding the date of such exercise equal to the aggregate exercise price of the Option or portion of the Option being exercised;

3.	subject to the approval of the Committee, and, the extent permitted by law, any grant may provide for payment of the aggregate exercise price of an Option or portion of the Option (as well as any withholding tax described in Section 15 of the Plan) from the proceeds of sale through a bank or broker of some or all of the shares of Common Stock to which such exercise relates; and

4.	subject to the approval of the Committee, by such other method of payment as the Committee may from time to time authorize.
Each Participant shall notify the Company of any disposition of Common Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 calendar days of such disposition.

7.5	Limitations on Incentive Stock Options
a.	To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other option plan of the Company (or any Subsidiary) shall exceed $100,000, such Options shall be treated as Non-Qualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

b.	No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant: such individual owns (or is deemed to own by virtue of the Code) Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary unless:
1.	The exercise price of such Inventive Stock Option is at least 110% of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted; and

2.	Such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.
7.6	Effect of Termination of Employment or Association
a.	Unless the applicable Evidence of Award relating to the Option provides otherwise, in the event that the employment or directorship (together, hereinafter referred to as “association”) of a Participant (other than a Non-Employee Director) with the Company shall terminate for any reason other than Cause, Disability or death:
1.	options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable only until the date that is 90 calendar days after the date of such termination, on which date they shall expire at 5:00 p.m. Eastern Time; and

2.	options granted to such Participant, to the extent not exercisable at the time of such termination, shall expire on the date of such termination at 5:00 p.m. Eastern Time.
The 90-day period described in Section 7.6(a)(1) shall be extended to one year from the date of such termination, in the event of the Participant’s death during such 90-day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

b.	Unless the applicable Evidence of Award relating to the Option provides otherwise, in the event that the association of a Participant (other than a Non-Employee Director) with the Company shall terminate on account of the Disability or death of the Participant:

1.	options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the first anniversary of such termination, on which date they shall expire at 5:00 p.m. Eastern Time; provided, however, that no Option shall be exercisable after the expiration of its term; and

2.	options granted to such Participant, to the extent not exercisable at the time of such termination, shall expire on the date of such termination at 5:00 p.m. Eastern Time.
c.	In the event of the termination of a Participant’s association for Cause, all then-outstanding and unexercised Options granted to such Participant shall expire at 5:00 p.m. Eastern Time on the date of such termination.

d.	Each Evidence of Award relating to the Options granted to a consultant will contain provisions relating to the conditions under which such Options will expire in connection with the termination of a consultant’s association with the Company.
     SECTION 8
     Restricted Stock
8.1	At the time of the grant of Restricted Stock, the Committee shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares of Restricted Stock. The Committee may divide such shares of Restricted Stock into classes and assign a different Issue Date or Vesting Date for each class. If the Participant is employed by the Company on an Issue Date (which may be the date of grant), the specified number of shares of Restricted Stock shall be issued in accordance with the provisions of Section 8.6 of the Plan. Provided that all conditions to the vesting of Restricted Stock imposed pursuant to Section 8.2 of the Plan are satisfied, and except as provided in Section 8.8 of the Plan, upon the occurrence of the Vesting Date with respect to Restricted Stock, such Restricted Stock shall vest and the restrictions associated therewith shall lapse.

8.2	At the time of the grant of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such Restricted Stock as it, in its absolute discretion, deems appropriate, including the attainment of Performance Goals.

8.3	If any Participant shall, in connection with the acquisition of Restricted Stock under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such Participant shall notify the Company of such election within 10 calendar days of filing notice of the election with the Internal Revenue Service, in addition to any filing and a notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

8.4	Prior to the vesting of any Restricted Stock, no transfer of a Participant’s rights with respect to such Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, the Participant shall forfeit such Restricted Stock, and all of the rights related thereto.

8.5	The Committee in its discretion may require that any dividends or distributions paid on Restricted Stock be held in escrow until all restrictions on such Restricted Stock have lapsed.

8.6	Issuance of Certificates
a.	Reasonably promptly after the Issue Date with respect to Restricted Stock, the Company shall cause to be issued a certificate, registered in the name of the Participant to whom such shares of Restricted Stock were granted, evidencing such shares of Restricted Stock; provided that the Company shall not cause such a certificate to be issued unless it has received a power of attorney duly endorsed in blank with respect to such shares of Restricted Stock. Each such certificate shall bear the following legend:

The transferability of this certificate and the stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Tarragon Corporation Omnibus Plan and an agreement, certificate, resolution or other evidence approved by the company. A copy of the Omnibus Plan and agreement is on file with the secretary of the company.

Such legend shall not be removed until such Restricted Stock vests pursuant to the terms hereof.

b.	The Company shall hold each certificate issued pursuant to this Section 8.6, together with the powers relating to the Restricted Stock evidenced by such certificate, unless the Committee determines otherwise.
8.7	Upon vesting of any Restricted Stock pursuant to the terms hereof, the restrictions of Section 8.4 of the Plan shall lapse with respect to such Restricted Stock. Reasonably promptly after any Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares of Restricted Stock were granted a certificate evidencing such Stock, free of the legend set forth in Section 8.6 of the Plan.

8.8	Subject to such other provision as the Committee may set forth in the applicable Evidence of Award, and to the Committee’s amendment authority pursuant to Section 4, upon the termination of a Participant’s employment or association for any reason other than Cause, any and all Restricted Stock to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company.

In the event of a forfeiture of Restricted Stock pursuant to this Section 8.8, the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the

Participant for such shares of Restricted Stock. In the event that the Company requires a return of Restricted Stock, it shall also have the right to require the return of all dividends or distributions paid on such Restricted Stock, whether by termination of any escrow arrangement under which such dividends or distributions are held or otherwise.

In the event of the termination of a Participant’s employment or association for Cause, all shares of Restricted Stock granted to such Participant which have not vested as of the date of such termination shall immediately be returned to the Company, together with any dividends or distributions paid on such shares of Restricted Stock, in return for which the Company shall repay to the Participant any amount paid by the Participant for such shares of Restricted Stock.

8.9	Restricted Stock granted pursuant to this Section 8 may be based on the attainment by the Company (or a Subsidiary or division of the Company if applicable) of Performance Goals established by the Committee.
     SECTION 9
     Restricted Stock Units
9.1	The Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in this Section 9.

9.2	Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of the Performance Goals) during the Restriction Period as the Committee may specify. If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Performance Goals then, notwithstanding anything to the contrary contained in Section 9.3 of the Plan, such Restriction Period may not terminate sooner than one year from the date of grant. Each grant may specify in respect of such Performance Goals a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Performance Goals.

9.3	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value at the date of grant.

9.4	If the Restriction Period lapses only by the passage of time rather than the achievement of Performance Goals as provided in Section 9.1 of the Plan, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period, on an annual basis, as determined by the Committee at the date of grant.

9.5	Notwithstanding anything to the contrary contained in the Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period in the event of the retirement, death or disability of a Participant, or a change of control, as may be defined in an Evidence of Award.

9.6	During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them, but the Committee may at the date of grant or authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock.

9.7	Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock.

9.8	Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with the Plan, as the Committee may approve.
     SECTION 10
     Stock Appreciation Rights
10.1	The Evidence of Award covering an Award of a Stock Appreciation Right shall specify the grant price of the Stock Appreciation Right, which may be fixed at not less than the Fair Market Value of a share of Common Stock on the date of grant or may vary in accordance with a predetermined formula while the Stock Appreciation Right is outstanding.

10.2	Subject to the terms of the Plan, the Committee shall determine the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on the attainment of Performance Goals established by the Committee or future service requirements approved by the Committee), the time at which a Stock Appreciation Right shall cease to be or become exercisable following termination of employment or affiliation with the Company or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Common Stock will be delivered or deemed to be delivered to a Participant, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions determined by the Committee.

     SECTION 11
     Performance-Based Compensation
11.1	Performance Goals
a.	The Committee will establish a Performance Period, and approve the applicable Performance Goals for each eligible Participant, based upon the consolidated business plan of the Company. Performance Goals shall be established not later than 90 calendar days after the beginning of any Performance Period, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code. Such Performance Goals will not be adjusted during a Performance Period, except that such Performance Goals may be so adjusted to prevent dilution or enlargement of any Incentive Award or Long-Term Incentive Award as a result of extraordinary events or circumstances as determined by the Committee or to exclude the effects of extraordinary, unusual or nonrecurring events, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges; provided, however, in the case of a Covered Employee, that no such adjustment will be made if the effect of such adjustment would be to cause the related compensation to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. To the extent required to comply with Section 162(m) of the Code, the Committee may delegate any responsibility relating to such Awards.

b.	The Committee will (1) notify each eligible employee who has been selected to receive Incentive Awards or Long-Term Incentive Awards that he or she is an eligible Participant under this Section 11 for such Performance Period and (2) communicate in writing to each eligible Participant the minimum, maximum, or target Performance Goals applicable to such eligible Participant for such Performance Period, and the corresponding minimum, maximum or target levels of Incentive Awards and Long-Term Incentive Awards for performance by the eligible Participant with respect to such Performance Goals.
11.2	Incentive Awards
a.	Subject to Section 11.1 of the Plan, unless changed by the Committee, each eligible Participant may earn Incentive Awards as hereinafter provided. The actual performance of the Company, a Subsidiary or Affiliate of the Company, a division or strategic business unit of the Company, or a particular project during a particular Performance Period will be measured against the Performance Goals established by the Committee for each eligible Participant, in accordance with Section 11.1 of the Plan. In the event such performance for the Performance Period is below the minimum Performance Goal established for an eligible Participant, no Incentive Award will be paid to such eligible Participant in respect thereof. In the event that such performance is equal to or greater than the Performance Goal established therefore, up to the maximum level of Incentive

Award will be paid to such eligible Participant in respect thereof, in the sole discretion of the Committee.

b.	Except in the case of a Covered Employee, the Incentive Award determined pursuant to Section 11.2(a) of the Plan may be modified by the Committee to recognize an eligible Participant’s individual performance or in other circumstances deemed appropriate by the Committee.

c.	Notwithstanding any other provision of the Plan to the contrary, in no event will the aggregate grant date Fair Market Value of any Incentive Award paid to any eligible Participant for a fiscal year exceed $4 million.
11.3	Long-Term Incentive Awards
a.	Unless changed by the Committee, each eligible Participant may earn Long-Term Incentive Awards as hereinafter provided. Actual performance during a particular Performance Period will be measured against the Performance Goals established by the Committee in accordance with Section 11.1 of the Plan. In the event such performance for such Performance Period is below the minimum Performance Goal established, no Long-Term Incentive Awards will be paid to eligible Participants in respect thereof. In the event such performance is equal to or greater than the maximum Performance Goal established, up to the maximum level of Long-Term Incentive Awards will be paid to eligible Participants in respect thereof, at the discretion of the Committee.

b.	Except in the case of a Covered Employee, the Long-Term Incentive Award determined pursuant to Section 11.3(a) of the Plan may be modified by the Committee to recognize an eligible Participant’s individual performance or in other circumstances deemed appropriate by the Committee.

c.	Notwithstanding any other provision of the Plan to the contrary, in no event will the aggregate grant date Fair Market Value of any Long-Term Incentive Award paid to any eligible Participant for a Performance Period exceed $6 million.
11.4	Incentive Awards and Long-Term Incentive Awards will be paid to eligible Participants in respect of any specific Performance Period (a) in cash, Common Stock or other property, in the discretion of the Committee, and (b) on the date(s) and subject to such other terms as shall be determined by the Committee at the time that Performance Goals are established for a specific Performance Period. Unless deferred under procedures adopted by the Committee, any such payment will be made no later than two and one-half months after the last day of the last fiscal year of the Performance Period related to the award. The Company may deduct from any payment such amounts as may be required to be withheld under applicable law. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards.

11.5	If an eligible Participant terminates employment with the Company or its Subsidiaries before the last day of a Performance Period due to death, Disability or Retirement with the consent of the Company, the eligible Participant’s Incentive Awards and Long-Term

Incentive Awards will be prorated on the basis of the ratio of the number of months of participation during the Performance Period to which the Incentive Awards and Long-Term Incentive Awards relate to the aggregate number of months in such Performance Period. If an eligible Participant’s employment with the Company or its Subsidiaries is terminated by the Company or any such Subsidiary before the last day of a Performance Period for any reason other than for Cause, the eligible Participant’s Incentive Awards and Long-Term Incentive Awards will be prorated on the basis of the ratio of the number of months of participation during the Performance Period to which the Incentive Awards and the Long-Term Incentive Awards relate to the aggregate number of months in such Performance Period, unless otherwise determined by the Committee. Except as otherwise provided in this Section 11.5, for the purposes of Section 11, if an eligible Participant’s employment with Company and its Subsidiaries is terminated before the last day of a Performance Period for any reason, the eligible Participant will not be entitled to any Incentive Award or Long-Term Incentive Award for such Performance Period, unless otherwise determined by the Committee.

11.6	Transfers and Changes of Responsibilities
a.	If an eligible Participant’s responsibilities materially change or if the eligible Participant is transferred during a Performance Period to another position that is not designated or eligible to participate under this Section 11, the Company may, as determined by the Committee, either (1) continue the eligible Participant’s participation under this Section 11 and, except in the case of a Covered Employee, as of the date of such change or transfer, establish new performance awards (as determined pursuant to Section 11.6(b) of the Plan) in respect of Incentive Awards or Long-Term Incentive Awards, as the case may be, for the eligible Participant with respect to his or her new position, or (2) terminate the eligible Participant’s participation under this Section 11 in respect of Incentive Awards or Long-Term Incentive Awards, as the case may be, and, as of the date of such change or transfer, the eligible Participant’s Incentive Awards or Long-Term Incentive Awards, as the case may be, and, as of the date of such change or transfer, the eligible Participant’s Incentive Awards or Long-Term Incentive Awards, as the case may be, would be prorated on the basis of the ratio of the number of months of the eligible Participant’s participation during the Performance Period to which such Incentive Awards or Long-Term Incentive Awards, as the case may be, relate to the aggregate number of months in such Performance Period.

b.	If in the event of such a change or transfer the eligible Participant’s participation under this Section 11 in respect of Incentive Awards or Long-Term Incentive Awards, as the case may be, is not terminated pursuant to Section 11.6(a)(ii), then the eligible Participant’s Incentive Awards or Long-Term Awards, as the case may be, will be prorated on the basis of the number of months of service by the eligible Participant in each position during the Performance Period.
11.7	In connection with any Change in Control, the Committee will take all such actions hereunder as it may determine to be necessary or appropriate to treat eligible Participants equitably under this Section 11, including without limitation the modification or waiver of applicable Performance Goals, Performance Periods, Incentive Awards or Long-Term Incentive Awards, notwithstanding the terms of any initial Award, and whether to establish or fund a trust or other arrangement intended to secure the payment of such Awards.

11.8	Unless otherwise determined by the Committee, all Incentive Awards and Long-Term Incentive Awards will be paid from the Company’s general assets, and nothing contained under this Section 11 will require the Company to set aside or hold in trust any funds for the benefit of any eligible Participant, who will have the status of a general unsecured creditor of the Company.

11.9	It is the intent of the Company that Awards granted to persons who are designated by the Committee, as being, or as likely to be, Covered Employees shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Accordingly, the terms of this Section, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with Section 162(m) of the Code. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of an Award, as likely to be a Covered Employee. If any provision of the Plan or any Evidence of Award relating to such Awards does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

11.10	Notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company or any Affiliate, except an agreement, contract, or understanding hereafter entered into by a Participant with the Company or any Affiliate that expressly modifies or excludes application of this Section 11.10 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right Award held by the Participant and any right to receive any payment or other benefit under the Plan shall not become exercisable, vested or paid (a) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments or benefits to or for the Participant under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under the Plan, any Other Agreement or any Benefit Arrangement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (b) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment or benefit under the Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (b) of the preceding sentence, then the Participant shall have the right, in the Participant’s sole discretion, to designate those rights, payments or benefits under the Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Participant under the Plan, any Other Agreement or any Benefit Arrangement be deemed to be a Parachute Payment.
     SECTION 12
     Awards to Non-Employee Directors
12.1	The Committee shall grant each Non-Employee Director an Option on the first business day of each fiscal year of the Company, commencing with January 1, 2009, for 2,000 shares (subject to future adjustment pursuant to Section 6.3 and 6.4 of the Plan) if such Non-Employee Director is a Director on such date; provided, that the Committee may, at any time and in its sole discretion, increase the size of the grant to be made to the Non-Employee Directors on or prior to each such date. Subject to Section 7.4 of the Plan and any Non-Employee Director’s Evidence of Award, the terms and exercise of each such Option shall be as set forth in this Section 12.1.
a.	Nothing contained in the Plan or any Evidence of Award shall be deemed to confer upon any Director any right to serve as a Director for any period of time or to continue at any rate of compensation. None of the Options awarded hereunder are intended to qualify as Incentive Stock Options pursuant to Section 422(b) of the Code.

b.	Unless the applicable Evidence of Award provides otherwise, the term of each Option granted to a Non-Employee Director under this Section 12.1 shall be for a fixed expiration date of the first to occur of (1) not later than ten years from the date such Option is granted or (2) the first anniversary of the date the Director ceases to be a Director; provided, that to the extent required to comply with Rule 16b-3, no such Option shall be exercisable within the first six months of its term, unless death or Disability of the Non-Employee Director occurs during such period.

c.	The exercise price of shares issued pursuant to each Option granted to a Non-Employee Director shall be 100% of the Fair Market Value of the shares of Common Stock on the date such Option is granted. The shares of Common Stock subject to each such Option shall be exercisable in full or in installments of equal or unequal amount at such times as shall be determined by the Non-Employee

Director from and after the grant date, subject to any termination provisions set forth in any Non-Employee Director’s Evidence of Award.

d.	An Option granted to a Non-Employee Director may be exercised for all or any portion of the Common Stock as to which it is exercisable, provided that no Partial Exercise of an Option shall be for less than 100 shares of Common Stock. The Partial Exercise of an Option shall not cause the expiration, termination or cancellation of the remaining unexercised portion thereof.

e.	An Option granted to a Non-Employee Director shall be exercised by delivering notice to the Company, directed to the attention of its Secretary. Such notice shall be accompanied by a copy of the applicable Evidence of Award and appropriate payment therefor, shall specify the number of shares of Common Stock with respect to which the Option is being exercised and shall be signed by the eligible Participant or other person then having the right to exercise the Option; provided, however, that any notice delivered regarding the exercise of an Option by someone other than the Participant must be accompanied by evidence sufficient to demonstrate that the exercising party is the legal holder of the Option and the transfer of the Option was accomplished in accordance with the Plan and the Evidence of Award applicable to the Option.

f.	Payment for Common Stock purchased upon the exercise of an Option granted to a Non-Employee Director shall be made on the effective date of such exercise by one or a combination of the following means:
1.	in cash or by personal check, certified check, bank cashier’s check or wire transfer;

2.	subject to the approval of the Committee, in Common Stock owned by the Non-Employee Director for at least six months prior to the date of exercise and having an aggregate Fair Market Value on the business day immediately preceding the date of such exercise equal to the aggregate exercise price of the Option or portion of the Option being exercised;

3.	Subject to the approval of the Committee, and, to the extent permitted by law, any grant may provide for payment of the aggregate exercise price of an Option or portion of the Option from the proceeds of sale through a bank or broker of some or all of the shares of Common Stock to which such exercise relates; and

4.	Subject to the approval of the Committee, by such other method of payment as the Committee may from time to time authorize.
12.2	Notwithstanding Section 12.1 of the Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or Other Stock-Based Awards. Subject to Section 7.5 of the Plan and the Evidence of Award for such Non-Employee Director, the terms of any such grant will be governed by the requirements contained in this Section 12.2. Each grant of such an Award to a Non-Employee Director will be upon such terms and conditions as approved by the Committee, will not be required to be subject to any minimum vesting period, and will be evidenced by an Evidence of Award in such form as will be approved by the Committee. Each grant will specify in the case of an Option an exercise price per share, and in the case of a Stock Appreciation Right, a grant price per share, which will not be less than the Fair Market Value on the date of grant. Each Option and Stock Appreciation Right granted under the Plan to a Non-Employee Director will expire not more than ten years from the date of grant and will be subject to earlier termination as hereinafter provided. If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary or Affiliate while remaining a member of the Board, any award held under the Plan by such individual at the time of such commencement of employment will not be affected thereby.
     SECTION 13
     Other Stock-Based Awards
13.1	The Committee may, subject to limitations under applicable law, grant, or establish programs to grant, to any Participant such Other Stock-Based Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or Affiliates or other business units of the Company. The Committee shall determine the terms and conditions of such Awards. Shares of Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 13 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes or other property, as the Committee shall determine.

13.2	The Committee may grant shares of Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company, a Subsidiary or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements of the Company or its Subsidiaries, subject to such terms as shall be determined by the Committee.

13.3	The Committee may impose such restrictions with respect to shares of Common Stock purchased under this Section 13, as the Committee determines to be appropriate.

     SECTION 14
     Transfer of Awards; Designation of Beneficiary
14.1	Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and with a copy of the will or such evidence as the Committee may deem necessary to establish the validity of the transfer and an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

14.2	Subject to any conditions as the Committee may prescribe, a Participant, except in the case of an Incentive Stock Option, may, upon providing written notice to the Secretary of the Company, (a) transfer an Award as required by a qualified domestic relations order or (b) elect to transfer any or all Awards granted to such Participant pursuant to the Plan to members of his or her immediate family, including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer by any Participant may (1) be made in exchange for consideration or (2) be made in a manner inconsistent with federal or state securities laws or any registration statement relating to the Award.

14.3	A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.
     SECTION 15
     Tax Withholding
15.1	To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of tax, the Company shall withhold such shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other shares of Common Stock held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Fair Market Value of such shares of Common Stock on the date such shares of Common Stock are withheld or delivered. In no event shall the Fair Market Value of the shares of Common Stock to be withheld and delivered pursuant to this Section 15 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.
     SECTION 16
     Change in Control
16.1	Notwithstanding anything in the Plan to the contrary and except as may otherwise be provided in any Evidence of Award, upon the occurrence of a Change in Control, any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested, and the restrictions and forfeiture conditions applicable to any Award granted under the Plan shall lapse and such Award shall be deemed fully vested. Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control, the purchaser(s) of the Company’s assets or stock may, in his, her, or its discretion, deliver to the holder of an Award the same kind of consideration that is delivered to the stockholders of the Company as a result of such Change in Control, or the Board may cancel all outstanding Awards in exchange for consideration in cash or in kind as the Committee, in good faith, may determine to be equitable under the circumstances. The Board has final authority to determine the exact date on which a Change in Control has been deemed to have occurred.

16.2	Upon dissolution or liquidation of the Company, all Awards granted under the Plan shall terminate, but each holder of an Award shall have the right, immediately prior to such dissolution or liquidation, to exercise his or her Award to the extent then exercisable.
     SECTION 17
     Securities Matters
17.1	The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any national securities exchange or interdealer quotation system on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares of Common Stock make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

17.2	The transfer of any shares of Common Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authority and the requirements of any national securities exchange or interdealer quotation system on which shares of Common Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of Common Stock hereunder in order to allow the issuance of such Common Stock to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Award, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

17.3	During any time that the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards granted pursuant to the Plan and the exercise of Awards granted pursuant to the Plan will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative with respect to Directors and officers of the Company subject to Section 16 of the Exchange Act to the extent permitted by law or deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.
     SECTION 18
     Compliance with Section 409A of the Code
18.1	To the extent applicable, it is intended that the Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

18.2	Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.

18.3	If, at the time of a Participant’s separation from service to the Company or its Subsidiaries (within the meaning of Section 409A of the Code), (a) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.

18.4	Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to the Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Subsidiaries or Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
     SECTION 19
     Amendment or Termination
19.1	The Board may, at any time, revise or amend the Plan in whole or in part; provided, however, that stockholder approval shall be required if and to the extent the Board determines that such approval is appropriate for purposes of satisfying Section 162(m) or 422 of the Code or is otherwise required by law or applicable stock exchange requirements. The Board may, in its discretion, terminate the Plan at any time. Termination of the Plan will not affect the rights of Participants or their successors under any awards outstanding under the Plan and not exercised in full on the date of termination.

19.2	Awards may be granted under the Plan prior to the receipt of stockholder approval, but each such grant shall be subject in its entirety to such approval and no award may be exercised, vested or otherwise satisfied prior to the receipt of such approval. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 4 of the Plan, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award.
     SECTION 20
     General Provisions
20.1	No Awards may be exercised by a Participant if such exercise, and the receipt of cash or Common Stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over the Company or the Plan.

20.2	A bona fide leave of absence approved by an authorized officer of the Company shall not be considered interruption or termination of service of any Participant for any purposes of the Plan or Awards granted hereunder, except that no Awards may be granted to an Employee while he or she is on a bona fide leave of absence.

20.3	No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award until the date of issuance of a certificate with respect to such shares of Common Stock. Except as otherwise expressly provided in Section 6.3 or 6.4 of the Plan, no adjustment to any Award shall be made for dividends or other rights prior to the date such certificate is issued.

20.4	Nothing contained in the Plan or any Evidence of Award relating to an Award shall confer upon any Participant any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant. No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

20.5	The Committee may condition the grant of any Award or combination of Awards authorized under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary or Affiliate to the Participant.

20.6	In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant (or beneficiary) to comply with any of the terms and conditions of the Plan or the applicable Evidence of Award, unless such failure is remedied by such Participant (or beneficiary) within 10 calendar days after notice of such failure by the Company, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee, in its sole discretion, may determine.

20.7	Any Evidence of Award relating to an Award may provide that the Award, or any Common Stock issued upon exercise of the Award, may be subject to such restrictions,

including, without limitation, restrictions as to transferability and restrictions constituting substantial risks of forfeiture, as the Committee may determine at the time such Award is granted.

20.8	The validity and construction of the Plan and any Awards granted hereunder shall be governed by the laws of the State of Nevada, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and any Award granted hereunder to the substantive laws of any other jurisdiction.

20.9	If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

20.10	Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Committee to adopt such other incentive compensation arrangements as the Committee in its sole discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.
     SECTION 21
     Plan Termination
21.1	No Award may be granted under the Plan on or after the tenth anniversary of the Effective Date of the Plan, but Awards previously granted may be exercised in accordance with their terms.

TARRAGON CORPORATION
423 W. 55th Street
12th Floor
New York, NY 10019
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TARRAGON CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.

Vote on Directors			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	ELECTION OF DIRECTORS		All	All	Except
Nominees:
	01) William S. Friedman	05) Martha E. Stark
	02) Lance Liebman	06) Raymond V.J. Schrag
	03) Robert P. Rothenberg	07) Carl B. Weisbrod	☐	☐	☐
04) Lawrence G. Schafran

Vote On Proposals		For	Against	Abstain

2.	Proposal to ratify the selection of Grant Thornton LLP as independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

3.	Proposal to adopt the Tarragon Corporation 2008 Omnibus Plan.	☐	☐	☐

4.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 1, 2008
The stockholder(s) hereby appoint(s) William S. Friedman and Carl S. Weisbrod, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Tarragon Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m., Eastern Time on May 1, 2008, at our executive offices located at 423 West 55th Street, 12th Floor, New York, New York 10019, and any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE